     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 17, 1998
                                                     Registration No. 333_______
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                   ------------------------------------------


                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                   ------------------------------------------


                       THE WASHINGTON WATER POWER COMPANY
             (Exact name of registrant as specified in its charter)

          WASHINGTON                         4931               91-0462470
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)

                            1411 East Mission Avenue
                            Spokane, Washington 99202
                                 (509) 489-0500
     (Address, including ZIP Code, and telephone number,including area code, of registrant's principal executive offices)

                   ------------------------------------------


 J.E. ELIASSEN, Senior Vice President,              J. ANTHONY TERRELL
  Chief Financial Officer & Treasurer            Thelen Reid & Priest LLP
  The Washington Water Power Company                40 West 57th Street
       1411 East Mission Avenue                  New York, New York 10019
       Spokane, Washington 99202                      (212) 603-2000
            (509) 489-0500
      (Name and address, including ZIP Code, and telephone number, including area code, of agents for service)

                   ------------------------------------------

     It is respectfully requested that the Commission send copies of all notices, orders and communications to:

                                LINDA A. SIMPSON
                              Davis Polk & Wardwell
                              450 Lexington Avenue
                            New York, New York 10017
                                 (212) 450-4000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective. If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. / /


     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. / /

                          ----------------------------



                                                         CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------------
                                                                                               PROPOSED MAXIMUM
                           TITLE                         AMOUNT             PROPOSED MAXIMUM      AGGREGATE         AMOUNT OF
                      OF EACH CLASS OF                   TO BE               OFFERING PRICE       OFFERING         REGISTRATION
                SECURITIES TO BE REGISTERED            REGISTERED               PER UNIT            PRICE               FEE
-------------------------------------------------------------------------------------------------------------------------------
DEPOSITARY SHARES, EACH CONSTITUTING A ONE-TENTH
INTEREST IN ONE SHARE OF $12.40 PREFERRED STOCK,
CONVERTIBLE SERIES L, NO PAR VALUE. . . . . . . . .  20,000,000 SHARES           N/A                N/A              N/A(1)
-------------------------------------------------------------------------------------------------------------------------------
$12.40 PREFERRED STOCK, CONVERTIBLE SERIES L,
NO PAR VALUE. . . . . . . . . . . . . . . . . . . .   2,000,000 SHARES       $206.5625(2)       $413,125,000      $121,872(3)
-------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK, NO PAR VALUE. . . . . . . . . . . . .   20,000,000 SHARES(4)       N/A                N/A              N/A(5)
-------------------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 457, no registration fee separate from the registration fee for the Preferred Stock is required.
(2) Solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended ("Securities Act"), the proposed maximum offering price has been determined by multiplying (1) the average of the high and low prices for the Common Stock on August 11, 1998 as reported in the consolidated reporting system for securities traded on the New York Stock Exchange by (2) a factor of ten, representing the number of shares of Common Stock which will be received by the Company in exchange for each share of Preferred Stock.
(3) The registration fee for the shares of the Preferred Stock registered hereby has been calculated pursuant to Rule 457(f)(1) under the Securities Act, which requires the registration fee to be based upon the market value of the Common Stock of The Washington Water Power Company (the "Company") to be received in exchange for the Preferred Stock.
(4) Represents the number of shares of Common Stock issuable upon conversion of the Preferred Stock. Also being registered are such indeterminate number of additional shares of Common Stock as may be issuable upon or in connection with the conversion of the Preferred Stock as a consequence of the payment of any conversion premium or of adjustments to the Common Equivalent Rate (i.e. the rate at which shares of Preferred Stock are converted into shares of Common Stock).
(5) No additional consideration will be received by the Company upon conversion of the Preferred Stock and, therefore, pursuant to Rule 457(i) under the Securities Act, no separate registration fee is required.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THE PREFERRED STOCK OR RECONS HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT EXCHANGE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS                   SUBJECT TO COMPLETION         DATED AUGUST 17, 1998

                                 [WWP LOGO]
                          EXCHANGE OFFER - IMPORTANT

Dear Shareholder:

On August 14, 1998, the Board of Directors approved an initiative that will help position our Company to grow -- a Common Stock dividend restructuring plan. We believe this change will better position us to pursue our growth strategies and provide greater value for your investment in Washington Water Power. To improve financial flexibility and retain a larger share of earnings in order to fund future growth, the Board of Directors announced a plan to lower the annual dividend paid to you, as a shareholder, from $1.24 to $0.48 per Common Share.

Recognizing that some of you may rely on current income from the dividend, we have also created an opportunity for you to exchange your Common Shares for a new security called RECONS-SM- (Return Enhanced Convertible Securities).

A RECONS is a security that:

-    will pay an annual dividend of $1.24 ($.31 each quarter);

- will allow you to participate in future appreciation in the value of the Common Shares up to $[__] per share;

- will automatically convert into one Common Share on November 1, 2001, unless we choose to convert it earlier; and

- we may convert, before its automatic conversion, into Common Shares, having a value up to $[ ], but no more than one Common Share, and we would also pay, either in cash or Common Shares, a premium, plus all accrued and unpaid dividends

For a more complete description of the terms of the RECONS, see "Description of RECONS" beginning on page 22.

Whether you should participate in the Exchange Offer depends on many factors. FOR A DESCRIPTION OF RISK FACTORS ASSOCIATED WITH THE EXCHANGE OFFER, SEE "RISK FACTORS/INVESTMENT CONSIDERATIONS" BEGINNING ON PAGE 6.

We will accept a maximum of 20,000,000 Common Shares for exchange into RECONS. You may tender all or part of your Common Shares, but if shareholders tender more than 20,000,000 shares, we will accept tendered shares on a pro rata basis. Fractional shares may not be tendered.

This Exchange Offer is also subject to certain other conditions, including a minimum tender of 6,000,000 Common Shares. THIS EXCHANGE OFFER WILL BE OPEN UNTIL 12:00 MIDNIGHT, NEW YORK CITY TIME, ON _______, ___________, 1998, UNLESS WE EXTEND IT. Until that time, you may tender your Common Shares or, if you have tendered them and you change your mind, you may withdraw them by following the procedures described in this document.

To assist you in connection with the Exchange Offer, we have retained

- Morrow & Co., Inc., as Information Agent (1-800-566-9061 toll-free or 1-800-662-5200 if you are a bank or brokerage firm) and

-    J.P. Morgan Securities Inc., as Dealer Manager ((212)___-____).

You should call the Information Agent to request additional documents and either the Information Agent or the Dealer Manager to ask any questions.

Our Common Shares are listed and traded on the New York Stock Exchange and the Pacific Exchange, in each case under the symbol WWP.

We are excited about our future. WWP has a long history of innovation and leadership. We trust you will find this Exchange Offer is consistent with that legacy.

T.M. Matthews
Chairman of the Board
  and Chief Executive Officer
The Washington Water Power Company

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE PREFERRED STOCK OR RECONS TO BE ISSUED IN THE EXCHANGE OFFER OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                   THE DEALER MANAGER FOR THIS EXCHANGE OFFER IS:
                                 J.P. MORGAN & CO.
__________, 1998

THIS PROSPECTUS INCORPORATES BY REFERENCE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT THE COMPANY THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. SHAREHOLDERS MAY OBTAIN COPIES OF DOCUMENTS CONTAINING SUCH INFORMATION FROM US BY EITHER CALLING OR WRITING TO US AT:


                         THE WASHINGTON WATER COMPANY
                         POST OFFICE BOX 3727
                         SPOKANE, WASHINGTON  99220
                         ATTENTION:  TREASURER
                         TELEPHONE:  (509) 489-0500

IN ORDER TO OBTAIN TIMELY DELIVERY, A SHAREHOLDER MUST REQUEST DOCUMENTS FROM US NO LATER THAN FIVE DAYS BEFORE THE EXPIRATION DATE OF THE EXCHANGE OFFER ON _____, 1998.

                                  TABLE OF CONTENTS

                                                                                 PAGE
Questions and Answers About the
  Exchange Offer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Summary. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Risk Factors/Investment
  Considerations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
Safe Harbor for Forward-Looking Statements . . . . . . . . . . . . . . . . . . . . 11
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
Pro Forma Consolidated
  Statement of Income. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
Pro Forma Condensed Consolidated
  Balance Sheet. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
The Exchange Offer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     Background and Purpose. . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     Terms of the Exchange Offer . . . . . . . . . . . . . . . . . . . . . . . . . 16
     Expiration of the Exchange Offer; Extension of the
       Exchange Offer. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     Proration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     Regulatory Approvals. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     Appraisal Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     Procedure for Tender. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     Withdrawal of Tendered Common Shares. . . . . . . . . . . . . . . . . . . . . 20
     Acceptance; Delivery of Consideration . . . . . . . . . . . . . . . . . . . . 20
     Conditions of the Exchange Offer. . . . . . . . . . . . . . . . . . . . . . . 21
     Commissions and Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     Status of Common Shares Acquired
       Pursuant to the Exchange Offer. . . . . . . . . . . . . . . . . . . . . . . 22
     Exchange Agent. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     Information Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
Description of RECONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     Issuance of Depositary Receipts . . . . . . . . . . . . . . . . . . . . . . . 24
     Withdrawal of New Preferred Stock . . . . . . . . . . . . . . . . . . . . . . 24
     Conversion of RECONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     Dividends and Other Distributions . . . . . . . . . . . . . . . . . . . . . . 25
     Record Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     Procedures for Voting . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     Amendment and Termination of Deposit Agreement. . . . . . . . . . . . . . . . 26
     Charges of Deferred Stock Depositary. . . . . . . . . . . . . . . . . . . . . 26
     Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     Resignation and Removal of Preferred
       Stock Depositary. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
Description of Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     Dividend Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     Liquidation Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     Conversion. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     Voting Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     Classified Board of Directors . . . . . . . . . . . . . . . . . . . . . . . . 31
     Change in Control . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     Preferred Share Purchase Rights . . . . . . . . . . . . . . . . . . . . . . . 31
     Pre-emptive Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
Certain United States Federal Income
  Tax Consequences . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
Dealer Manager . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
Additional Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
List of Defined Terms. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41


Annex A - Recent transactions in Securities. . . . . . . . . . . . . . . . . . . .A-1

                    QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER


Q1: WHY ARE WE CHANGING THE DIVIDEND POLICY NOW?

A1: The utility and energy industries are rapidly changing and abundant opportunities are emerging to apply our capabilities to serve new markets and grow the Company for the benefit of shareholders. Reducing the dividend we currently pay on Common Shares will allow us to retain more of our earnings for reinvestment in our Company and to fund our growth plans.

Q2: WHY ARE WE MAKING THE EXCHANGE OFFER?

A2: We recognize that some of you may rely on the income produced by the dividend we currently pay on Common Shares. Once we made the decision to reduce the dividend, we decided to create an opportunity for you to retain for a period of time all or part of the income stream to which you may have been accustomed. The Exchange Offer is structured to also allow you to benefit from a portion of the longer term Common Share price growth potential.

Q3: WHAT DO I GET IF I EXCHANGE ANY OF MY COMMON SHARES FOR RECONS?

A3: For each Common Share exchanged you will receive one RECONS on which quarterly dividends of $0.31 will be paid. Each RECONS will automatically be converted into one Common Share at the end of three years, unless we choose to convert earlier (see Question 14).

Q4: HOW DO RECONS DIFFER FROM PREFERRED STOCK?

A4: Each RECONS is a depositary share that constitutes a one-tenth (1/10) interest in one share of a new series of Preferred Stock of The Washington Water Power Company ("WWP"), to be designated the $12.40 Preferred Stock, Convertible Series L, no par value ("New Preferred Stock"). WWP will issue up to 2,000,000 shares of New Preferred Stock from its total of 10,000,000 authorized shares of Preferred Stock.

Q5: WHAT IS A DEPOSITARY SHARE?

A5: The Bank of New York, acting as a depositary, holds the New Preferred Stock under a deposit agreement. The depositary shares, which we are calling RECONS, are interests in the New Preferred Stock.

Q6: WILL RECONS BE PUBLICLY TRADED?

A6: There is currently no public market for the RECONS. We will apply to list the RECONS on the New York Stock Exchange ("NYSE"), but if NYSE listing requirements are not met, we expect that the RECONS will trade in the over-the-counter market. You should not assume that there will be an active trading market for the RECONS.

Q7: WILL I BE TAXED ON THE RECONS THAT I RECEIVE IN THE EXCHANGE OFFER?

A7: No. The Exchange Offer generally should be tax-free to WWP and its shareholders. You should consult your tax advisor as to the particular consequences of the Exchange Offer to you.

Q8: HOW DOES THE EXCHANGE OFFER WORK?

A8: You may tender some or all of your Common Shares, on a one-for-one basis, for RECONS. Only whole shares may be tendered. The specifics of this Exchange Offer are described in this document.

Q9: WHAT MUST I DO IF I WANT TO EXCHANGE MY
COMMON SHARES?

A9: If your Common Shares are held by your broker you should follow the instructions from your broker on how to participate in the Exchange Offer, or contact your broker directly. If you hold your Common Shares directly, you should follow the instructions for tendering Common Shares in this document under the caption "The Exchange Offer -- Procedure for Tender" beginning on page 18.

Q10: WHAT MUST I DO IF I DO NOT WANT TO EXCHANGE MY COMMON SHARES?

A10: IF YOU WANT TO RETAIN YOUR COMMON SHARES, YOU DO NOT NEED TO TAKE ANY ACTION. Note, however, that as a holder of Common Shares your interests will be affected by this Exchange Offer whether or not you choose to exchange your Common Shares, as explained in this document.

Q11:  WHAT WILL I GET TO REPRESENT MY OWNERSHIP OF RECONS?

A11: You will NOT receive a stock certificate, but will instead get:

    -if your Common Shares were held by your broker, a statement confirming your exchange of Common Shares and the number of your RECONS; or

    -if you held your Common Shares directly, a depositary receipt evidencing your RECONS.

Q12: WILL PARTICIPANTS IN WWP'S DIVIDEND REINVESTMENT PLAN BE ABLE TO PARTICIPATE IN THE EXCHANGE OFFER?

A12: Yes. Each participant in the Dividend Reinvestment Plan may withdraw and tender some or all of the whole Common Shares held in his or her plan account. However, dividend payments on RECONS will be paid in cash and cannot be automatically reinvested.

Q13: WHAT HAPPENS AT THE END OF THREE YEARS?

A13: On November 1, 2001, each RECONS will be converted into one Common Share, unless we choose to convert earlier.

Q14: WHAT HAPPENS IF THE COMPANY CONVERTS EARLY?

A14: If we choose to convert before November 1, 2001, for each RECONS you will receive Common Shares having a maximum value equal to $[____], but no more than one Common Share. This means that you may receive less than one Common Share for each RECONS, depending upon the value of Common Shares at the time of the conversion. You will also receive accrued and unpaid dividends and a premium payable in cash or Common Shares.

Q15: HOW DO I LEARN MORE ABOUT THE EXCHANGE
OFFER?

A15: This document contains a complete description of the terms of the Exchange Offer and you are strongly encouraged to read the entire document. If, after reading this document, you have further questions, please contact the Information Agent or the Dealer Manager referred to in the letter of the Chairman of the Board and Chief Executive Officer at the beginning of this document.

                                      SUMMARY


THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS AND DOES NOT CONTAIN ALL THE INFORMATION THAT YOU SHOULD CONSIDER. TO UNDERSTAND THE EXCHANGE OFFER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE EXCHANGE OFFER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER" ON PAGE 1 AND "ADDITIONAL INFORMATION" ON PAGE 40. WE HAVE INCLUDED PAGE REFERENCES IN PARENTHESES TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF THE TOPICS PRESENTED IN THIS SUMMARY.


THE COMPANY (SEE PAGE 12)

THE WASHINGTON WATER POWER COMPANY
Post Office Box 3727
Spokane, Washington 99220
(509) 489-0500

Washington Water Power is an energy services company with utility and subsidiary operations located throughout the United States. We operate as a regional utility providing electric and natural gas sales and services and as a national entity providing both energy and non-energy products and services. We provide electricity and natural gas in eastern Washington and northern Idaho and natural gas service in northeast and southwest Oregon and the South Lake Tahoe region of California. Washington Water Power also operates Avista Corp. (expected to be renamed Avista Capital) ("Avista"), which owns all the Company's non-regulated energy and non- energy businesses. Avista's subsidiaries include Pentzer Corporation ("Pentzer"), Avista Energy, Avista Advantage and Avista Labs.

Changes now underway in the utility and energy industries are creating new opportunities to expand the Company's businesses and serve new markets. In pursuing such opportunities, the Company is shifting to a more growth-oriented strategy in order to achieve its goal of becoming a diversified North American energy company. Our principal offices are at 1411 East Mission Avenue, Spokane, Washington 99202.

RECENT DEVELOPMENTS

On August 17, 1998, we announced a dividend restructuring and broad corporate refocus aimed at strengthening our financial position and providing needed capital to fund our new growth strategy. As part of that initiative, we announced that we are reducing the annual dividend on our Common Shares from $1.24 to $.48 per share, effective with the quarterly dividend expected to be paid in December 1998. This reduced dividend will permit us to use more of our operating cash flow for growth initiatives and new investment opportunities in each of our lines of business. We also announced that we intend to change our corporate name to Avista Corporation and align our businesses under this name in order to promote a cohesive brand identity.

BACKGROUND AND PURPOSE OF THE EXCHANGE OFFER

We chose to make the Exchange Offer because we wanted to give those of you whose primary objective may be current income the chance to continue receiving over the next few years the same dividend the Common Shares now pay. We believe that the Exchange Offer will help our investors adjust to the Company's transition to a more growth-oriented strategy. In deciding to pursue the Exchange Offer, we considered, among other things, the advice of our financial advisors, J.P. Morgan Securities Inc.

To review the reasons for the Exchange Offer in greater detail, see page 16.

THE EXCHANGE OFFER GENERALLY

EFFECTS OF THE EXCHANGE OFFER

WWP shareholders will be affected by the Exchange Offer whether or not they tender their Common Shares in the Exchange Offer. If you tender all of your Common Shares and all such shares are accepted for exchange, you will not have a voting common equity interest in WWP until such time as your RECONS are converted. As long as you hold RECONS, you will participate only up to a certain level of appreciation in the value of Common Shares. If you do not tender any of your Common Shares, you will continue to have a voting common equity interest in WWP and your ownership interest in the common equity will have increased on a percentage basis as a result of the Exchange Offer.

THE POSITION OF WWP ON THE EXCHANGE OFFER

Neither WWP nor any of its directors makes any recommendation as to whether you should tender your Common Shares. Among the factors which you should consider when deciding whether to tender your Common Shares are (1) your view of the relative value of a single Common Share and a single RECONS, (2) the relative importance you place on current income versus potential long-term capital appreciation, (3) your expectation of what the price of a Common Share will be during the next three years and (4) your investment strategy, including tax considerations. You must make your own decision as to whether to tender, and, if so, how many of your shares to tender after reading this Prospectus and consulting with your advisors based on your own financial position and requirements. We urge you to read this document very carefully.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES (SEE
PAGE 33)

The Exchange Offer generally should be tax-free to WWP and its shareholders. You should consult your tax advisor as to the particular consequences of the Exchange Offer to you.

THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER (SEE PAGE 16)

WWP is offering to exchange up to 20,000,000 RECONS for Common Shares at an exchange ratio of one-for-one.

Each Common Share properly tendered and not withdrawn will be exchanged for one RECONS, on the terms and subject to the conditions of the Exchange Offer, including the proration provisions. Promptly after the expiration of the Exchange Offer, the Exchange Agent will return to shareholders any Common Shares not accepted for exchange.

EXPIRATION DATE; EXTENSION; TERMINATION (SEE PAGE 17)

The Exchange Offer will expire at 12:00 midnight, New York City time, on ________, 1998, unless extended. You must tender your Common Shares prior to such expiration date if you wish to participate in the offer. The Exchange Offer may also terminate or be terminable in certain circumstances.

WITHDRAWAL RIGHTS (SEE PAGE 20)

You may withdraw tenders of Common Shares any time before the expiration of the Exchange Offer. If you change your mind again, you may tender your Common Shares again by following the tender procedures prior to the expiration of the Exchange Offer.

CONDITIONS OF THE EXCHANGE OFFER (SEE PAGES 21)

The Exchange Offer is subject to certain conditions, including that at least 6,000,000 Common Shares are tendered.

PROCEDURE FOR TENDERING (SEE PAGE 18)

If your Common Shares are held by your broker, your broker should have sent you instructions along with the Prospectus on how to participate in the Exchange Offer. If you have not yet received such instructions, please contact your broker directly.

If you hold your shares directly, you should complete and sign the Letter of Transmittal indicating the number of Common Shares you wish to tender. Send it, together with your share certificates and any other documents required by the Letter of Transmittal, by registered mail, return receipt requested, so that it is received by the Exchange Agent at one of the addresses set forth on the back cover of this Prospectus before the expiration of the Exchange Offer. You may also comply with the procedures for guaranteed delivery. DO NOT SEND YOUR CERTIFICATES TO WWP, THE DEALER MANAGER (J.P. MORGAN SECURITIES INC.) OR THE INFORMATION AGENT (MORROW & CO.).

PRORATION (SEE PAGE 17)

If more than 20,000,000 Common Shares are tendered, tendered Shares will be accepted for exchange on a pro rata basis. Announcement of any final proration factor should occur approximately five NYSE trading days after the expiration date.

THE EXCHANGE AGENT (SEE PAGE 23)

The Bank of New York is serving as the Exchange Agent in connection with the Exchange Offer.


THE INFORMATION AGENT (SEE PAGE 23)

Morrow & Co., Inc. is serving as the Information Agent in connection with the Exchange Offer. Morrow's telephone number is 1-800-566-9061 toll-free (you should call 1-800-662-5200 if you are a bank or brokerage firm).

THE DEALER MANAGER (SEE PAGE 38)

J.P. Morgan Securities Inc. is serving as the Dealer Manager for the Exchange Offer. J.P. Morgan's telephone number is (212) _______.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION

On August 14, 1998, the last trading day before announcement of the proposed Exchange Offer, the closing sale price per Common Share on the NYSE was $20 7/8. On _______, 1998, the last trading day before the commencement of the Exchange Offer, the closing sale price per Common Share was $______. We urge you to obtain a current market quotation for the Common Shares.

             COMPARISON OF RIGHTS OF HOLDERS OF RECONS AND COMMON SHARES

The following table presents certain features of the RECONS and the Common Shares. This summary, which is based on the current authorized capitalization of WWP, is not complete, and is subject to the provisions of the Company's Restated Articles of Incorporation (the "Restated Articles") authorizing the issuance of the New Preferred Stock and the Articles of Amendment designating the terms of the New Preferred Stock (the "Articles of Amendment"). You should read this comparison in conjunction with the more detailed descriptions under "Description of RECONS" and "Description of Capital Stock". Each RECONS will constitute a one-tenth interest in a share of New Preferred Stock that we will issue.

                 RECONS                                 COMMON SHARES
DIVIDENDS

$0.31 per RECONS payable quarterly         $0.12 per share, payable quarterly
($1.24 yearly), beginning December 15,     ($0.48 yearly), effective with the
1998.                                      December 15, 1998 dividend payment
                                           date.  The Board of Directors may
                                           change the dividend level at its
                                           discretion.  The December dividend
                                           has not yet been declared.
LIQUIDATION RIGHTS

If WWP is liquidated, holders of           If WWP is liquidated, holders of
RECONS will be entitled to a               Common Shares will receive a pro rata
liquidation preference after WWP pays      amount of the proceeds of liquidation
all of its debts and on a parity with      of WWP remaining after WWP pays all
all other series of Preferred Stock.       of its debts and all liquidation
The liquidation preference per RECONS      preferences on all series of
will be the average of the high and        Preferred Stock, including the New
low sale prices of the Common Shares       Preferred Stock represented by the
on the trading date next preceding the     RECONS.
date the RECONS are issued plus an
amount equal to accrued but unpaid
dividends.

MANDATORY CONVERSION

On November 1, 2001 (the "Mandatory        Does not apply.
Conversion Date"), the RECONS will be
mandatorily converted into (1) one
Common Share per RECONS (subject to
certain antidilution adjustments), and
(2) the right to receive a cash amount
equal to all accrued but unpaid
dividends thereon.

OPTIONAL CONVERSION

We will have the option at any time on     Does not apply.
or after December 15, 1998 and before
November 1, 2001 to convert some or
all of the outstanding RECONS.  We may
exercise this right more than once.
On such an optional conversion date, a
holder will receive for each RECONS
(1) the "RECONS Optional Conversion
Price" plus (2) a cash amount equal to
all accrued and unpaid dividends to
the conversion date plus (3) the
"RECONS Optional Conversion Premium."


                                         -4-

                 RECONS                                 COMMON SHARES
The RECONS Optional Conversion Price
equals the number of Common Shares
equal to the lesser of (i) the amount
of $____ (which is ___% of the closing
price of a Common Share on _______
1998) divided by the Current Market
Price (as defined herein) as of the
close of business on the second
trading day immediately preceding the
day on which the Company gives notice
of such conversion, and (ii) one
Common Share (subject to certain
antidilution adjustments).

The RECONS Optional Conversion Premium
means an amount, in cash, initially
equal to $2.09 declining by $.002111
for each day following December 15,
1998 to the optional conversion date
(computed on the basis of a 360-day
year consisting of twelve 30-day
months) and equal to zero on and after
September 15, 2001; provided, that the
Company may, at its option, deliver a
number of shares of Common Stock equal
to the quotient of such amount divided
by the Current Market Price on the
second trading day immediately
preceding the day on which the Company
gives notice of such conversion.

The initial RECONS Optional Conversion
Premium of $2.09 represents the
difference between the annual dividend
of $1.24 on each RECONS and an assumed
annual dividend of $0.48 for each
Common Share for the period after
December 15, 1998 through September
15, 2001 (i.e. $0.19 per quarter for
eleven quarters).  The premium
declines to zero on September 15,
2001; no premium will be paid on or
after September 15, 2001.  Dividends
will accrue on the RECONS through the
conversion date.

VOTING RIGHTS

Holders of RECONS will not have the
right to vote with the holders of
Common Shares, but if we fail to pay
quarterly dividend payments for 18
months, then holders of RECONS will be
entitled, with the holders of other
Preferred Stock of WWP, to elect a
majority of the Board of Directors of
WWP.  In that situation, each RECONS
would receive one-tenth of the vote
allotted to one share of Preferred
Stock.

The RECONS will be newly issued.           The Common Shares are listed and
There is currently no market for           trade on the NYSE and the Pacific
RECONS.  We will apply to list the         Exchange, in each case under the
RECONS on the NYSE subject to listing      symbol "WWP."
requirements, including the
requirement that the shares be broadly
distributed.  We anticipate that the
RECONS will be listed and trade under
the symbol "WWPPrL."  If the
conditions to listing on the NYSE are
not met, we expect that the RECONS
will trade in the over-the-counter
market.  You should not assume that
there will be an active trading market
for the RECONS.

                 RISK FACTORS/INVESTMENT CONSIDERATIONS

You should consider certain risk factors in deciding whether to participate in the Exchange Offer, including: the limited potential of holders of RECONS to benefit from gains in the price of Common Shares; the anticipated relative trading values of the RECONS and the Common Shares; the possible volatility of the price of Common Shares; the uncertainty of whether there will be a public market for the RECONS; the loss of voting power if you exchange Common Shares for RECONS; the reduction in the dividends on Common Shares; the dividend preference of the RECONS; and the dilution of the Common Shares upon conversion of the RECONS. See "Risk Factors/Investment Considerations" on page 10.


              SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA


The following table contains certain summary historical consolidated financial data of WWP. These data have been derived from and should be read in conjunction with the audited consolidated financial statements (and the related notes) of WWP for the five years ended December 31, 1997 and the unaudited consolidated financial statements (and the related notes) of WWP for the six month periods ended June 30, 1998 and 1997 incorporated by reference herein and other information that we have filed with the Securities and Exchange Commission (the "SEC"). See "Additional Information" on page 39.

                                               ------------------------------------------------------------------------------------
                                               ------------------------------------------------------------------------------------
                                                 AT OR FOR THE FISCAL YEAR ENDED DECEMBER 31               AT OR FOR THE SIX MONTHS
                                                                                                               ENDED JUNE 30
                                                   1993        1994        1995        1996        1997        1997        1998
                                               ----------  ----------  ----------  ----------  ----------  ----------  ----------
IN THOUSANDS, EXCEPT PER SHARE AND
 RATIO DATA
INCOME STATEMENT DATA:
  Operating revenues. . . . . . . . . . . .     $ 640,599   $ 670,765   $ 755,009   $ 944,957  $1,302,172   $ 520,285  $1,204,664
  Income from operations. . . . . . . . . .       160,850     155,458     189,840     186,921     189,464      98,727      98,642
  Net income. . . . . . . . . . . . . . . .        82,776      77,197      87,121      83,453     114,797      78,323      47,875
  Preferred stock dividend
     requirements . . . . . . . . . . . . .         8,335       8,656       9,123       7,978       5,392       3,590       1,612
  Income available for common
    stock . . . . . . . . . . . . . . . . .        74,441      68,541      77,998      75,475     109,405      74,733      46,263
  Earnings per share
    Total, basic and diluted. . . . . . . .         $1.44       $1.28       $1.41       $1.35       $1.96       $1.34       $0.83
    Cash dividends paid per common share. .         $1.24       $1.24       $1.24       $1.24       $1.24       $0.62       $0.62
  Outstanding common stock (000s)
    Weighted average, basic and
    diluted . . . . . . . . . . . . . . . .        51,616      53,538      55,173      55,960      55,960      55,960      55,960
    Shares outstanding at end of
    period. . . . . . . . . . . . . . . . .        52,758      54,421      55,948      55,960      55,960      55,960      55,960
  Ratio of earnings to fixed charges
    and preferred dividend
    requirements. . . . . . . . . . . . . .          2.77        2.59        2.61        2.50        3.12      3.06(a)     2.68(a)

BALANCE SHEET DATA:
  Total assets. . . . . . . . . . . . . . .    $1,837,838  $1,994,253  $2,098,902  $2,177,298  $2,411,785  $2,194,731  $3,069,475
  Long term debt. . . . . . . . . . . . . .       647,229     721,146     738,287     764,526     762,185     653,462     788,481
  Preferred trust securities. . . . . . . .                                                       110,000     110,000     110,000
  Preferred stock cumulative. . . . . . . .       135,000     135,000     135,000     115,000      45,000      95,000      35,000
  Common equity . . . . . . . . . . . . . .       634,379     677,494     717,125     710,736     748,812     755,646     759,358
  Book value per share. . . . . . . . . . .        $12.02      $12.45      $12.82      $12.70      $13.38      $13.50      $13.57

(a) For purposes of computing the ratios of earnings to fixed charges plus preferred dividend requirements, "earnings" consist of net income before interest charges and cumulative preferred dividend requirements, plus income taxes, plus the estimated interest component of rentals. "Earnings" also include allowance for borrowed and other funds used during construction. Fixed charges consist of interest charges, the estimated interest component of rentals and the pretax dividend requirements on cumulative preferred stock. The ratio shown for the June 30 period is based on information for the twelve months ended June 30.

          SUMMARY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA


The following unaudited pro forma information is provided to you to aid in your analysis of the financial aspects of the Exchange Offer. This information was derived from the audited consolidated financial statements of WWP for the fiscal year ended December 31, 1997 and the unaudited consolidated financial statements of WWP for the six month period ended June 30, 1998. This information is only a summary and you should read it in conjunction with the historical consolidated financial statements of WWP that are incorporated by reference herein and other information that we have filed with the SEC. See "Additional Information" on page 39.

The Unaudited Pro Forma Condensed Consolidated Financial Statements give effect to the following transactions and events: (1) the planned reduction in the annualized Common Stock dividend from $1.24 per share ($.31 per share each quarter) to $.48 per share ($.12 per share each quarter), (2) the proposed exchange of 20,000,000 Common Shares for 20,000,000 RECONS representing 2,000,000 shares of New Preferred Stock and (3) the planned dividend on New Preferred Stock of $1.24 per share. The Pro Forma Consolidated Statement of Income Data assumes that these transactions occurred on the first day of the respective periods presented and the Pro Forma Consolidated Balance Sheet Data assumes that these transactions occurred on June 30, 1998.

This information is presented to show you what WWP might have looked like if the Exchange Offer had occurred for such amount and at the times outlined above. You should not rely on the pro forma information as being indicative of the historical results that would have been achieved, the future results that WWP will experience after the Exchange Offer or the number of Common Shares that will be exchanged in the Exchange Offer.



                                                        --------------------------------------------------
                                                        --------------------------------------------------
                                                              FISCAL YEAR                       SIX MONTHS
                                                                    ENDED                            ENDED
                                                              DECEMBER 31                          JUNE 30
                                                                     1997                             1998
                                                         ----------------                   --------------
IN THOUSANDS, EXCEPT PER SHARE DATA
PRO FORMA CONSOLIDATED STATEMENT OF INCOME DATA:
Operating revenues....................................         $1,302,172                       $1,204,664
Income from operations................................            189,464                           98,642
Net income............................................            114,797                           47,875
Preferred stock dividend requirements.................             30,192    (a)                    14,012    (a)
Income available for common stock.....................             84,605                           33,863
Earnings per share
   Basic..............................................              $2.35    (a)                     $0.94    (a)
   Diluted............................................              $1.96    (b)                     $0.83    (b)
Dividends paid per common share.......................              $0.48                            $0.24
Outstanding common stock (000s)
   Weighted average basic.............................             35,960    (a)                    35,960    (a)
   Weighted average diluted...........................             55,960    (b)                    55,960    (b)
   Shares outstanding at end of period................             35,960                           35,960
Ratio of earnings to fixed charges and
   preferred dividend requirements....................               2.07                             1.84

PRO FORMA CONSOLIDATED BALANCE SHEET DATA:

                                                                                                        AT
                                                                                                   JUNE 30
                                                                                                      1998
                                                                                            --------------
Total assets.........................................................................          $ 3,061,675
Long term debt.......................................................................              788,481
Preferred trust securities...........................................................              110,000
Preferred stock--cumulative...........................................................              35,000
Convertible preferred stock..........................................................              440,000
Common equity........................................................................              311,558
Book value per share.................................................................                $8.66

------------------------------------------

(a) The Series L Preferred Stock is not common stock equivalent for basic earnings per share purposes. The estimated preferred stock dividend of $24.8 million for 1997 and $12.4 million for the first half of 1998 have been deducted from net income for purposes of determining basic earnings per common share.

(b) For purposes of determining diluted earnings per share, the Series L Preferred Stock is common stock equivalent (assumed conversion). The estimated preferred stock dividends of $24.8 million for 1997 and $12.4 million for the first half of 1998 have been added to income available for common stock for diluted earnings per common share.

                     HISTORICAL AND PRO FORMA CAPITALIZATION


The following table presents the historical consolidated capitalization of WWP as of June 30, 1998, and the unaudited pro forma capitalization of WWP after giving effect to the Exchange Offer. See "Summary Pro Forma Financial Data" for further discussion of these transactions.

                                                                             ----------------------------------
                                                                             ----------------------------------
                                                                                       AT JUNE 30, 1998
                                                                                   HISTORICAL         PRO FORMA
                                                                             ----------------   ---------------
DOLLARS IN THOUSANDS

Long-term debt.............................................................       $   788,481       $   788,481
Preferred trust securities.................................................           110,000           110,000
                                                                             ----------------   ---------------
Preferred stock cumulative:
   10,000,000 shares authorized:
   Subject to mandatory redemption:
    $6.95 Series K; 350,000 shares outstanding ($100 stated
      value)...............................................................            35,000            35,000
   Not subject to mandatory redemption:
    $12.40 Convertible Series L; 2,000,000 shares outstanding
      (assumed $220 stated value)..........................................                             440,000  (a)
                                                                             ----------------   ---------------
                Total......................................................            35,000           475,000
                                                                             ----------------   ---------------

Common equity..............................................................           759,358           311,558  (b)

Total capitalization.......................................................        $1,692,839        $1,685,039

(a) Reflects the issuance of $440 million, or 2,000,000 shares, of Series L Preferred Stock assumed to be exchanged for 20,000,000 shares of Common Stock. Series L Preferred Stock will be issued in exchange for shares of Common Stock on a one-for-ten basis. Each share of Series L Preferred Stock will be recorded at its stated value which will be fixed at the market price of the Common Stock received in exchange therefor (assumed to be $22 per share).

(b) Common Shares received in exchange for the Series L Preferred Stock will be recorded as a charge against common equity at cost (market value at the time of the exchange) on the Company's Balance Sheet. This will have the effect of reducing common equity by $440 million (assuming 20,000,000 shares at $22 per share). An estimate of $7.8 million of expenses for the Exchange Offer has been included as a charge to equity.

               PRICE RANGE OF COMMON SHARES AND DIVIDEND INFORMATION


The Common Shares are listed and principally traded on the NYSE. The high and low closing prices for the Common Shares (as reported on the consolidated reporting system) and the quarterly cash dividend per share declared and paid on all the Common Shares in 1996, 1997 and 1998 are listed below.

                                           -------------------------------------------------------
                                           -------------------------------------------------------
                                                 STOCK PRICE                         CASH DIVIDEND
                                                    HIGH            LOW          DECLARED AND PAID
                                           -------------   -------------      --------------------
1996
First Quarter............................    $    19 1/8    $    17 1/4                    $.31
Second Quarter...........................         19 7/8         17 3/4                     .31
Third Quarter............................         19 3/4         17 7/8                     .31
Fourth Quarter...........................         19 3/4             18                     .31

1997
First Quarter............................    $        19    $    17 3/8                    $.31
Second Quarter...........................         19 7/8         17 3/8                     .31
Third Quarter............................         21 1/4         18 7/8                     .31
Fourth Quarter...........................       24 13/16       18 15/16                     .31

1998
First Quarter............................    $  24 13/16    $    21 3/4                    $.31
Second Quarter...........................         24 7/8       20 13/16                     .31
Third Quarter (through August 14)........       22 13/16        20 1/16

The high and low sales prices per Common Share as reported on the consolidated reporting system on _________, 1998, the last full trading day prior to commencement of the Exchange Offer, were $[ ] and $[ ], respectively.

On August 17, 1998, the Company announced that it reduced the quarterly dividend paid with respect to the Common Shares from $.31 to $.12 per share, effective with the next quarterly dividend payable on December 15, 1998.

                       RISK FACTORS/INVESTMENT CONSIDERATIONS


In considering whether or not to tender Common Shares pursuant to the Exchange Offer, you should consider carefully all of the information set forth or incorporated in this Prospectus and, in particular, the following risk factors and investment considerations. In addition, for a discussion of certain additional uncertainties associated with (1) the business of WWP, as well as (2) forward-looking statements in this Prospectus, please see "Safe Harbor for Forward-Looking Statements" on page 11.


LIMITED POTENTIAL TO BENEFIT FROM GAINS IN THE COMMON SHARE PRICE

We may convert your RECONS before November 1, 2001, in which case you will receive the number of Common Shares having a value equal to the RECONS Optional Conversion Price, plus cash equal to accrued and unpaid dividends and the RECONS Optional Conversion Premium (payable in cash or, at the Company's option, in Common Shares). If at any time while the RECONS are outstanding the Common Shares are trading in the marketplace at a price higher than the RECONS Optional Conversion Price, you may expect that we would convert your RECONS. This would limit your potential to profit from any increase in the price of the Common Shares above the RECONS Optional Conversion Price, since you would receive less than one Common Share for each RECONS required to be exchanged. On the other hand, you are not protected from any decrease in the trading price of the Common Shares. On the trading day immediately prior to the commencement of the Exchange Offer, Common Shares closed at $___ per share on the NYSE.


TRADING VALUE OF THE SECURITIES

Because the RECONS have a different economic structure than the Common Shares, we do not expect that the two securities will trade at the same price. Depending on the circumstances discussed in the next paragraph, the RECONS may trade at a price higher or lower than the Common Shares.


POSSIBLE VOLATILITY OF COMMON STOCK PRICE

When your RECONS are converted, whether on November 1, 2001, or earlier, you will receive a certain number of Common Shares in return. The price of these Common Shares will be determined in the marketplace and may be influenced by many factors, including how we perform as a company, how other investors in the marketplace perceive us and our prospects, how many people are buying and selling our Common Shares, and generally how the economy and stock markets are performing.


NO PRIOR PUBLIC MARKET FOR RECONS; POSSIBLE WITHDRAWAL OF LISTING ON NYSE

At the time of the Exchange Offer, there will be no public market for the RECONS. We will apply to have the RECONS listed for trading on the NYSE. Rules of the NYSE require that the number, total value and number of holders of RECONS meet certain minimum criteria in order to be listed. If any of these criteria are not satisfied, the NYSE might not accept the RECONS for listing, in which case we would withdraw our listing application. We cannot promise that the RECONS will meet the NYSE's criteria or that, even if they do, the RECONS will be accepted for listing on the NYSE. If the RECONS are not accepted for listing on the NYSE, it might be more difficult for you to buy and sell the RECONS, which could lower their value. In the event that the RECONS cannot be listed on the NYSE, the Company will use its best efforts to cause them to be listed on another securities exchange or included in the National Association of Securities Dealers Automated Quotation System. Again, we cannot promise that we would be successful in these efforts or that an active trading market for the RECONS will develop.

LOSS OF VOTING POWER

Once you exchange your Common Shares for RECONS, you will not have the same rights as a holder of Common Shares. In particular, you will no longer be entitled to vote for directors of the Company, except that if we fail to pay dividends on the New Preferred Stock (and thus your RECONS) for eighteen months the holders of Preferred Stock, as a class, you will have the right to elect a majority of the Board of Directors. The voting power of those holders of Common Shares who do not tender their shares in the Exchange Offer will be increased proportionately.

REDUCTION IN COMMON SHARE DIVIDEND PAYMENT; DIVIDEND PREFERENCE OF THE NEW PREFERRED STOCK AND THE RECONS

On September 15, 1998, we will pay a cash dividend of $0.31 per Common Share to holders of record as of August 25, 1998. However, we expect that thereafter we will pay dividends at an annual rate not exceeding $0.48 per share ($0.12 per quarter), a reduction of approximately 61% compared to the $1.24 annual level paid in the past. We are reducing the dividend in order to enable us to use a greater portion of our operating cash flow for growth initiatives and new investment opportunities in every area of our business. After the Exchange Offer, we may pay a higher or lower dividend on the Common Shares, depending on our future earnings, our financing needs, our financial condition and other factors, all as determined by the Board of Directors from time to time. Holders of RECONS will receive payment of dividends before holders of Common Shares receive any dividend payments.


DILUTION OF COMMON EQUITY UPON CONVERSION OF THE RECONS

When your RECONS are converted back into a number of Common Shares, whether at the Mandatory Conversion Date or earlier, the total number of Common Shares outstanding will be increased by the number of such Common Shares given in exchange for the RECONS. As a result, each Common Share will represent a smaller percentage of the Company's total equity than it did while the RECONS were outstanding.


                     SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

The Company is including the following cautionary statement in this Prospectus to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, the Company. Forward-looking statements are all statements other than statements of historical fact, including without limitation those that are identified by the use of the words "anticipates," "estimates," "expects," "intends," "plans," "predicts," and similar expressions. They appear in a number of places in this Prospectus and in the documents incorporated herein by reference. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, the specific risk factors described under the caption "Risk Factors/Investment Considerations" and uncertainties associated with the business of the Company described in the reports incorporated by reference herein, including regulatory uncertainties and risks associated with acquisitions and increasing competition. These forward-looking statements speak only as of the date of this Prospectus. The Company expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in the Company's expectations with regard to thereto or any change in events, conditions, or circumstances on which any such statement is based.

                                    THE COMPANY

Washington Water Power is an energy services company with operations located throughout the United States. The Company, which was incorporated in the State of Washington in 1889, primarily operates in the electric and natural gas utility businesses. WWP owns Avista, which in turn owns all the Company's non-regulated energy and non-energy businesses. Avista's subsidiaries include Pentzer, Avista Energy, Avista Advantage and Avista Labs. At December 31, 1997, the Company's employees included 1,467 people in its utility operations and approximately 1,751 people in its majority-owned non-regulated businesses (energy and non-energy). The Company's corporate headquarters are located at 1411 East Mission Avenue, in Spokane, Washington 99202.

The Company's operations are organized into four lines of businesses, two of which comprise its utility operations. The Energy Delivery business provides electricity and natural gas in a 26,000 square mile area in eastern Washington and northern Idaho, with a combined population of approximately 825,000, as of December 31, 1997, as well as natural gas services in a 4,000 square mile area in northeast and southwest Oregon and South Lake Tahoe region of California, with a combined population of approximately 495,000, as of such date. The Generation and Resources business includes the generation and production of electric energy, and short- and long-term electric and natural gas wholesale sales and wholesale marketing primarily to, and commodity trading with, other utilities and power brokers in the Western Systems Coordinating Council. The National Energy Trading and Marketing business, which is conducted through subsidiaries, focuses on commodity trading, energy marketing and energy related products and services on a national basis. The Non-energy business primarily consists of Pentzer, a private investment firm.

Changes underway in the utility and energy industries are creating new opportunities to expand the Company's businesses and serve new markets. In pursuing such opportunities, the Company is shifting its strategic direction to growth in order to achieve its goal of becoming a diversified North American energy company. The Company's strategies are described below.

ENERGY

The Company seeks to strengthen its position of leadership in energy delivery and generation as well as energy trading and marketing on a local, regional and national basis. The Company will seek to increase its asset and customer base through a focus on acquisitions and strategic alliances in all parts of its business. The Company intends to focus on growing its core energy business by seeking to acquire control of physical assets, specifically power generation assets and electric and gas transmission and distribution assets. The Company expects that initial growth will come at a local and regional level, with national growth to follow. Key strengths of the Company today include its position as one of the lowest cost producers of power in the nation, expertise in hydroelectric and power system management, plus capabilities in trading and wholesale and retail marketing of gas and electric energy. The Company is also continuing to develop an unique approach to commercialization of fuel cell technology.

LOCALLY. WWP is a long standing leader in the Northwest region of the United States, providing some of the lowest cost energy to its customers. The Company's strategy is to add selectively to its already strong foundation of state-regulated utility assets to solidify its position as a leading supplier of a low cost electric and natural gas energy services.

REGIONALLY. The Company intends to add to its regulated and non-regulated assets on a regional basis and participate in industry consolidation to further optimize its assets and create greater economies of scale. In addition to energy delivery and generation, WWP plans to concentrate on growing its energy trading and marketing business. The strong growth in this business is driven by the Company's significant base of knowledge and experience in the operation of physical systems for both natural gas and electric energy in the region, as well as its relationship-focused approach to the customer.

NATIONALLY. WWP's strong regional energy trading and marketing skills serve as a platform for the Company's growing national presence. The Company will seek to expand its customer base through relationships with other energy providers outside WWP's Northwest stronghold and thereby leverage its existing trading and marketing skills.

NON-ENERGY

WWP conducts the majority of its non-energy business through its wholly-owned subsidiary Pentzer Corporation. Pentzer's business strategy is to acquire controlling interests in a broad range of middle market companies, facilitate improved productivity and growth, and ultimately sell such companies to the public or a strategic buyer.

The Company's growth strategy will expose the Company to risks associated with rapid expansion, challenges in recruiting and retaining qualified personnel, risks associated with acquisitions and joint ventures and increasing competition. In addition, growth in the energy and trading and marketing business will expose the Company to increased financial and credit risks associated with commodity trading activities. The Company believes that its extensive experience in the electric and gas businesses, coupled with its strong management team, will allow WWP to effectively manage its transition to a diversified North American energy company.

                         THE WASHINGTON WATER POWER COMPANY
                     PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                        FOR THE YEAR ENDED DECEMBER 31, 1997
                         AND SIX MONTHS ENDED JUNE 30, 1998
                                    (UNAUDITED)


DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA              31-Dec    Adjustments    Pro Forma      30-June  Adjustments    Pro Forma
                                                           1997                                   1998
                                                       ----------                             ----------
Operating revenues. . . . . . . . . . . . . . . .      $1,302,172                $1,302,172   $1,204,664                $1,204,664
                                                       ----------                 ---------   ----------                ----------

Operating expenses: . . . . . . . . . . . . . . .
   Resource costs . . . . . . . . . . . . . . . .         719,905                   719,905      885,256                   885,256
   Operations and maintenance . . . . . . . . . .         176,354                   176,354       97,864                    97,864
   Administrative and general . . . . . . . . . .          96,611                    96,611       62,418                    62,418
   Depreciation and amortization. . . . . . . . .          69,893                    69,893       34,602                    34,602
   Taxes other than income taxes. . . . . . . . .          49,945                    49,945       25,882                    25,882
                                                       ----------                 ---------   ----------                ----------
     Total operating expense. . . . . . . . . . .       1,112,708                 1,112,708    1,106,022                 1,106,022
                                                       ----------                 ---------   ----------                ----------

Income from operations. . . . . . . . . . . . . .         189,464                   189,464       98,642                    98,642
                                                       ----------                 ---------   ----------                ----------

Other income (expense): . . . . . . . . . . . . .
   Interest expense . . . . . . . . . . . . . . .         (66,275)                  (66,275)     (34,060)                  (34,060)
   Interest on income tax recovery. . . . . . . .          47,338                    47,338            -                        -
   Net gain on subsidiary transactions. . . . . .          11,218                    11,218        7,611                     7,611
   Other income (deductions)-net. . . . . . . . .          (5,873)                   (5,873)       4,947                     4,947
                                                       ----------                 ---------   ----------                ----------
     Total other income (expense)-net . . . . . .         (13,592)                  (13,592)     (21,502)                  (21,502)
                                                       ----------                 ---------   ----------                ----------

Income before income taxes. . . . . . . . . . . .         175,872                   175,872       77,140                    77,140
Income taxes. . . . . . . . . . . . . . . . . . .          61,075                    61,075       29,265                    29,265
                                                       ----------                 ---------   ----------                ----------
Net income. . . . . . . . . . . . . . . . . . . .         114,797                   114,797       47,875                    47,875
Deduct Preferred stock dividend
 requirements . . . . . . . . . . . . . . . . . .           5,392       24,800       30,192        1,612       12,400       14,012
                                                       ----------                 ---------   ----------                ----------
Income available for common stock . . . . . . . .        $109,405                   $84,605      $46,263                   $33,863
                                                       ----------                 ---------   ----------                ----------
                                                       ----------                 ---------   ----------                ----------
Average common shares outstanding (thousands) . .
   Basic. . . . . . . . . . . . . . . . . . . . .          55,960      (20,000)      35,960       55,960      (20,000)      35,960
   Diluted. . . . . . . . . . . . . . . . . . . .          55,960                    55,960       55,960                    55,960

Earnings per share of common stock
 Basic and diluted. . . . . . . . . . . . . . . .
   Basic. . . . . . . . . . . . . . . . . . . . .           $1.96                     $2.35        $0.83                     $0.94
   Diluted. . . . . . . . . . . . . . . . . . . .           $1.96                     $1.96        $0.83                     $0.83
      . . . . . . . . . . . . . . . . . . . . . .
Dividends paid per common share . . . . . . . . .           $1.24       ($0.76)       $0.48        $0.62       ($0.38)       $0.24

Retained earnings, January 1. . . . . . . . . . .        $131,301                  $131,301     $199,105                  $199,105

Net income. . . . . . . . . . . . . . . . . . . .        $114,797                  $114,797      $47,875                   $47,875
Dividend declared:. . . . . . . . . . . . . . . .
   Preferred stock. . . . . . . . . . . . . . . .         ($5,339)    ($24,800)    ($30,139)     ($1,612)    ($12,400)    ($14,012)
   Common Stock . . . . . . . . . . . . . . . . .        ($69,390)     $52,129)    ($17,261)    ($34,695)     $26,065      ($8,630)
ESOP dividend tax savings . . . . . . . . . . . .            $407                      $407         $195                      $195
                                                       ----------                 ---------   ----------                ----------

Retained earnings at end of period. . . . . . . .        $171,776      $27,329     $199,105     $210,868      $13,665     $224,533
                                                       ----------                 ---------   ----------     --------   ----------
                                                       ----------                 ---------   ----------     --------   ----------

                          THE WASHINGTON WATER POWER COMPANY
                    PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                   AT JUNE 30, 1998
                                     (UNAUDITED)


DOLLARS IN THOUSANDS                                                  June 30,  Adjustments               Pro Forma
                                                                        1998
                                                                    ----------
Total assets: . . . . . . . . . . . . . . . . . . . . . . . . . .   $3,069,475      $(7,800)      (b)    $3,061,675
                                                                    ----------    ---------              ----------
Liabilities and capitalization. . . . . . . . . . . . . . . . . .

Total current and non current liabilities . . . . . . . . . . . .    1,376,636                            1,376,636
                                                                    ----------                           ----------

Long term debt. . . . . . . . . . . . . . . . . . . . . . . . . .      788,481                              788,481
                                                                    ----------                           ----------

Company obligated mandatorily redeemable
   preferred trust securities
   7 7/8%, Series A, due 2037 . . . . . . . . . . . . . . . . . .       60,000                               60,000
   Floating Rate, Series B, due 2037. . . . . . . . . . . . . . .       50,000                               50,000
                                                                    ----------                           ----------
     Total company obligated mandatorily
     redeemable preferred trust securities. . . . . . . . . . . .      110,000                              110,000
                                                                    ----------                           ----------

Preferred stock cumulative:
   10,000,000 shares authorized:
   Subject to mandatory redemption:
     $6.95 Series K; 350,000 shares outstanding
     ($100 stated value). . . . . . . . . . . . . . . . . . . . .       35,000                               35,000
Not subject to mandatory redemption:
   Convertible Preferred
     $12.40 Convertible Series L; 2,000,000
     shares outstanding (assumed $220 stated value) . . . . . . .           --      440,000                 440,000
                                                                    ----------   ----------              ----------
       Total. . . . . . . . . . . . . . . . . . . . . . . . . . .       35,000      440,000                 475,000
                                                                    ----------   ----------              ----------

Common equity:
   Common stock, no par value; 200,000,000 shares
     authorized; 55,960,360 shares outstanding;
     35,960,360 outstanding . . . . . . . . . . . . . . . . . . .      594,852     (336,248)      (a)       258,604
   Note receivable from employee stock ownership plan . . . . . .       (9,770)                              (9,770)
   Capital stock expense and other paid in capital. . . . . . . .      (10,173)      (7,800)      (b)       (17,973)
   Unrealized investment gain - net . . . . . . . . . . . . . . .          946                                  946
   Retained earnings. . . . . . . . . . . . . . . . . . . . . . .      183,503     (103,752)      (a)        79,751
                                                                    ----------   ----------              ----------
     Total common equity. . . . . . . . . . . . . . . . . . . . .      759,358     (447,800)                311,558
                                                                    ----------   ----------              ----------

Total capitalization. . . . . . . . . . . . . . . . . . . . . . .   $1,692,839      $(7,800)             $1,685,039
                                                                    ----------   ----------              ----------

Total liabilities and capitalization. . . . . . . . . . . . . . .   $3,069,475      $(7,800)              3,061,675
                                                                    ----------   ----------              ----------
                                                                    ----------   ----------              ----------


(a) The allocation of the assumed $440 million to common equity was performed on a percentage basis.

(b)  The estimated expenses associated with the Exchange Offer.

THE EXCHANGE OFFER


BACKGROUND AND PURPOSE

The Company is making the Exchange Offer to provide those shareholders whose primary objective may be current income with an opportunity, subject to the terms and conditions of the Exchange Offer, to exchange all or a portion of their Common Shares for an equal number of RECONS entitled to receive an annual cash dividend of $1.24 per share. The Exchange Offer provides holders of Common Shares with the option of exchanging their shares for RECONS and receiving a stated dividend higher than the dividend expected on Common Shares. However, because the Company may convert the RECONS at any time at the RECONS Optional Conversion Price (plus the RECONS Optional Conversion Premium and accrued dividends), which may, at the time of such conversion, be less than the then existing market price of the Common Shares, an investment in the RECONS does not provide the holder with the same opportunity for share price appreciation afforded by an investment in the Common Shares.


TERMS OF THE EXCHANGE OFFER

Upon the terms and subject to the conditions described herein and in the related Letter of Transmittal (which together constitute the Exchange Offer), the Company is offering to exchange RECONS for up to 20,000,000 Common Shares at a rate of one RECONS for each Common Share validly tendered prior to the Expiration Date and not theretofore withdrawn as described under "--Withdrawal of Tendered Common Shares." If the Exchange Offer is oversubscribed as described below, only Common Shares validly tendered pursuant to the Exchange Offer and not withdrawn prior to the Expiration Date will be eligible for proration. All Common Shares not acquired pursuant to the Exchange Offer, including Common Shares not purchased because of proration, will be returned to the tendering shareholders at the Company's expense as promptly as practicable following the Expiration Date.

The Company's obligation to accept Common Shares for exchange pursuant to the Exchange Offer is subject to certain conditions set forth under "--Conditions of the Exchange Offer." Among other conditions, the Exchange Offer is conditioned upon a minimum of 6,000,000 Common Shares being validly tendered and not withdrawn prior to the Expiration Date (the "Minimum Condition"). If the Minimum Condition is not satisfied prior to the Expiration Date, the Company reserves the right (but shall not be obligated) to (i) decline to accept for exchange and exchange any of the Common Shares tendered and terminate the Exchange Offer,
(ii) waive or reduce the Minimum Condition and, subject to complying with the applicable rules and regulations of the SEC, accept for exchange and exchange all Common Shares validly tendered pursuant to the Exchange Offer, or (iii) extend the Exchange Offer and, subject to the right of shareholders to withdraw Common Shares until the Expiration Date, retain the Common Shares which have been tendered during the period or periods for which the Exchange Offer is extended.


The Company reserves the right at any time or from time to time to amend the Exchange Offer in any respect by making a public announcement of such amendment subject to complying with the applicable rules and regulations of the SEC. If the Company materially changes the terms of the Exchange Offer or the information concerning the Exchange Offer, the Company will extend the duration of the Exchange Offer to the extent required by the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Certain rules promulgated under the Exchange Act provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. The SEC has stated that, as a general rule, it is of the view that an offer should remain open for a minimum of five business days from the date that notice of such material is first published, sent or given, and that if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow adequate dissemination and investor response.

The tender of any Common Shares pursuant to the Exchange Offer will include the tender of the associated Rights (as defined herein) under the Rights Agreement (as defined herein), as described in "Description of Capital Stock--Preferred Share Purchase Rights." No separate consideration will be paid for such Rights.

EXPIRATION OF THE EXCHANGE OFFER; EXTENSION OF THE EXCHANGE OFFER

The Exchange Offer will expire on the Expiration Date, unless theretofore extended. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on ______, ______ ___, 1998, unless and until the Company shall have extended the period of time for which the Exchange Offer is open, in which event "Expiration Date" shall mean the latest time and date on which the Exchange Offer, as so extended by the Company, shall expire.

The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Exchange Offer is open by giving oral or written notice of such extension to the Exchange Agent. There can be no assurance, however, that the Company will exercise its right to extend the Exchange Offer. If the Company decides, in its sole discretion, to increase (except for any increase not in excess of 2% of the outstanding Common Shares) or decrease the number of Common Shares being sought in the Exchange Offer and, at the time that notice of such increase or decrease is first published, sent or given to holders of Common Shares in the manner specified below, the Exchange Offer is scheduled to expire at any time earlier than the tenth business day from the date that such notice is first so published, sent or given, the Exchange Offer will be extended until the expiration of such ten business day period. As used herein, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.


PRORATION

Upon the terms and subject to the conditions of the Exchange Offer (including the Minimum Condition), if 20,000,000 or fewer Common Shares have been validly tendered pursuant to the Exchange Offer and not withdrawn prior to the Expiration Date, the Company will accept all such Common Shares for exchange. Upon the terms and subject to the conditions of the Exchange Offer, if more than 20,000,000 Common Shares have been validly tendered pursuant to the Exchange Offer and not withdrawn prior to the Expiration Date, the Company will accept for exchange all Common Shares validly tendered pursuant to the Exchange Offer and not withdrawn prior to the Expiration Date on a pro rata basis (with appropriate adjustments to avoid purchases of fractional Common Shares).

The Company does not expect that it would be able to announce the final proration factor or to commence delivery of RECONS until approximately five NYSE trading days after the Expiration Date if proration of tendered Common Shares is required, because of the difficulty in determining the number of Common Shares validly tendered (including Common Shares tendered pursuant to the guaranteed delivery procedure described below) and not withdrawn prior to the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Holders of Common Shares may obtain such preliminary information from the Information Agent and may also be able to obtain such information from their brokers.


REGULATORY APPROVALS

Prior to commencing the Exchange Offer, the Company will have received all material federal or state regulatory approvals necessary to consummate the Exchange Offer or any transactions contemplated in connection therewith.


APPRAISAL RIGHTS

The Exchange Offer will not give rise to dissenter's rights of appraisal under Washington law.

ACCOUNTING TREATMENT

Each share of New Preferred Stock will be recorded on the Company's Balance Sheet at its stated value which will be fixed at the market price of the Common Stock received in exchange therefor. Common Stock received in exchange for the New Preferred

Stock will be recorded on the Company's Balance Sheet as a charge against common equity at cost (market value at the time of the exchange).


PROCEDURE FOR TENDER

To tender Common Shares pursuant to the Exchange Offer, either (a) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees, or an Agent's Message (as defined below) in the case of a book-entry transfer of shares, and any other documents required by the Letter of Transmittal must be received by the Exchange Agent at one of its addresses set forth on the back cover of this Prospectus and either (i) certificates for the Common Shares to be tendered must be received by the Exchange Agent at one of such addresses or (ii) such Common Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery must be received by the Exchange Agent), in each case by the Expiration Date, or (b) the guaranteed delivery procedure described below must be complied with.

The Exchange Agent will establish accounts with respect to the Common Shares at The Depository Trust Company ("DTC"), for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in DTC's system may make delivery of Common Shares by causing DTC to transfer such Common Shares into the Exchange Agent's account in accordance with DTC's procedures. Although delivery of Common Shares may be effected through book-entry transfer, the Letter of Transmittal (or manually signed facsimile thereof), or an Agent's Message, and any other required documents must, in any case, be received by the Exchange Agent at one of its addresses set forth on the back cover of this Prospectus by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. "Agent's Message" means a message transmitted through electronic means by DTC to and received by the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant tendering the shares that such participant has received and agrees to be bound by the Letter of Transmittal. Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Exchange Agent.

Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a firm that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each being an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed if
(a) the Letter of Transmittal is signed by the registered holder of the Common Shares tendered therewith and such holder has not completed the boxes entitled "Special Issue Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (b) such Common Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

If a shareholder desires to tender Common Shares pursuant to the Exchange Offer and cannot deliver such Common Shares and all other required documents to the Exchange Agent by the Expiration Date, such Common Shares may nevertheless be tendered if all of the following conditions are met:

(i)     such tender is made by or through an Eligible Institution;

(ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company is received by the Exchange Agent (as provided below) by the Expiration Date; and

(iii) the certificates for such Common Shares (or a confirmation of a book-entry transfer of such Common Shares into the Exchange Agent's account at
DTC), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Exchange Agent and must include a Guarantee by an Eligible Institution in the form set forth in such Notice.

Shareholders who are participants in the Company's Dividend Reinvestment Plan may tender some or all of the Common Shares held in their plan account. However, dividend payments on RECONS received in exchange for such Common Shares will be paid in cash and cannot be automatically reinvested under the plan. Participants in the Company's Investment and Employee Stock Ownership Plan (the "ESOP Plan") may tender Common Shares held in their Deferral and Rollover Accounts, but not in their Matching Accounts. Dividend payments on RECONS received in exchange for such Common Shares will automatically be invested in Common Shares. Shareholders who wish to tender Common Shares held in their Deferral and Rollover Accounts under the ESOP Plan should complete and return the ESOP Exchange Letter to the plan trustee. All other holders wishing to tender Common Shares should so indicate by checking the appropriate box in the section of the Letter of Transmittal captioned "Description of Common Shares Tendered in the Exchange Offer" and returning the properly completed and duly executed Letter of Transmittal or manually signed facsimile thereof with any required signature guarantees and any other documents required by the Letter of Transmittal to the Exchange Agent. Any plan account Common Shares tendered but not accepted for exchange will be returned to the shareholder's applicable plan account.

If any certificate representing Common Shares has been mutilated, destroyed, lost or stolen, the shareholder must (i) furnish to the Exchange Agent evidence, satisfactory to it in its discretion, of the ownership of and destruction, loss or theft of such certificate and (ii) comply with such other reasonable regulations as the Exchange Agent may proscribe.

The tender of Common Shares pursuant to the Exchange Offer in accordance with the procedures described above will constitute an agreement between the tendering shareholder and the Company upon the terms and subject to the conditions of the Exchange Offer, including the tendering shareholder's representation and warranty that (i) such shareholder owns the Common Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Common Shares complies with Rule 14e-4.

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender Common Shares for his own account unless the person so tendering (i) has a net long position equal to or greater than the number of (x) Common Shares tendered or (y) other securities immediately convertible into, or exercisable or exchangeable for, the number of Common Shares tendered and will acquire such Common Shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such Common Shares to be delivered in accordance with the terms of the Exchange Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The tender of Common Shares pursuant to the procedures described above will constitute the tendering shareholder's representation and warranty that (i) such shareholder has a net long position in the Common Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Common Shares complies with Rule 14e-4.

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any tender of Common Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any or all tenders of Common Shares determined by it not to be in proper form or to reject Common Shares the acceptance of exchange or exchange of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in any tender of Common Shares. None of the Company, the Exchange Agent, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR COMMON SHARES, IN CONNECTION WITH TENDERING PURSUANT TO THE EXCHANGE OFFER IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER AND, EXCEPT AS OTHERWISE PROVIDED IN THE LETTER OF TRANSMITTAL, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED AND SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

WITHDRAWAL OF TENDERED COMMON SHARES

Tenders of Common Shares made pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after ___________, 1998 unless theretofore accepted for exchange as provided in this Prospectus. If the Company extends the period of time during which the Exchange Offer is open, is delayed in accepting for exchange or exchanging Common Shares or is unable to accept for exchange or to exchange Common Shares pursuant to the Exchange Offer for any reason, then, without prejudice to the Company's rights under the Exchange Offer, the Exchange Agent may, on behalf of the Company, retain all Common Shares tendered, and such Common Shares may not be withdrawn except as otherwise provided herein, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer.

To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth on the back cover of this Prospectus and must specify the name of the person who tendered the Common Shares to be withdrawn and the number of Common Shares to be withdrawn with respect to the Exchange Offer. If the Common Shares to be withdrawn have been delivered to the Exchange Agent, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Common Shares tendered by an Eligible Institution) must be submitted prior to the release of such Common Shares. In addition, such notice must specify, in the case of Common Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering shareholder) and the certificate numbers shown on the particular certificates evidencing the Common Shares to be withdrawn or, in the case of Common Shares tendered by book-entry transfer, the name and number of the account at the DTC to be credited with the withdrawn Common Shares. Withdrawals may not be rescinded and Common Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offer. However, withdrawn Common Shares may be tendered again by following one of the procedures described in "--Procedure for Tender" at any time prior to the Expiration Date.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Exchange Agent, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

ACCEPTANCE; DELIVERY OF CONSIDERATION

Upon the terms and subject to the conditions of the Exchange Offer, and as promptly as practicable after the Expiration Date, the Company will (subject to the proration provisions of the Exchange Offer) accept for exchange (and thereby acquire) and exchange for RECONS the Common Shares validly tendered pursuant to the Exchange Offer by the Expiration Date and not withdrawn as permitted under "--Withdrawal of Tendered Common Shares" above. In all cases, delivery of the RECONS to exchanging holders of Common Shares will be made as soon as practicable after the Expiration Date (subject to possible delay in the event of proration) but only after timely receipt by the Exchange Agent of certificates for Common Shares (or of a confirmation of a book-entry transfer of such Common Shares into the Exchange Agent's account at DTC), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), or an Agent's Message in the case of a book-entry transfer of Common Shares, and any other required documents. In addition, the Company reserves the right, in its sole discretion (subject to Rule 13e- 4(f)(5) under the Exchange Act), to delay the acceptance for exchange or to delay exchange of any Common Shares in order to comply in whole or in part with applicable law.

For purposes of the Exchange Offer, the Company will be deemed to have accepted for exchange (and thereby acquired), subject to the proration provisions of the Exchange Offer, Common Shares that are validly tendered pursuant to the Exchange Offer prior to the Expiration Date and not withdrawn as, if and when it gives oral or written notice to the Exchange Agent of its acceptance for exchange of Common Shares tendered pursuant to the Exchange Offer. The Exchange Agent will act as agent for tendering shareholders for the purpose of (i) receiving RECONS from the Company in exchange for Common Shares tendered pursuant to the Exchange Offer and (ii) delivering RECONS to tendering shareholders. Under no circumstances will interest be paid on RECONS to be delivered to tendering shareholders by the Company by reason of any delay in making such delivery.

Certificates for all Common Shares not acquired by the Company pursuant to the Exchange Offer for any reason will be returned (or, in the case of Common Shares tendered by book-entry transfer, such Common Shares will be credited to an account maintained with DTC) as soon as practicable (subject to possible delay in the event of proration) without expense to the tendering shareholder. The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Common Shares purchased pursuant to the Exchange Offer, except as set forth in Instruction 7 of the Letter of Transmittal.

Delivery of RECONS in exchange for Common Shares may be delayed in the event of difficulty in determining the number of Common Shares validly tendered or if proration is required. See "--Proration" above. In addition, if certain conditions are not satisfied, the Company may not be obligated to exchange RECONS pursuant to the Exchange Offer. See "--Conditions of the Exchange Offer" below. As provided in Rules 13e-4(f)(4) and (8)(ii) under the Exchange Act, the Company will deliver the same consideration per Common Share for each Common Share accepted pursuant to the Exchange Offer.

CONDITIONS OF THE EXCHANGE OFFER

It is a condition of the Exchange Offer that a minimum of 6,000,000 Common Shares be validly tendered pursuant to the Exchange Offer by the Expiration Date and not withdrawn.

In addition, notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange or to exchange any Common Shares tendered pursuant to the Exchange Offer, and may terminate or amend the Exchange Offer or may postpone (subject to the requirements of the Exchange Act for prompt exchange or return of Common Shares) the acceptance for exchange and exchange of Common Shares tendered, if at any time on or after ___________, 1998 and before acceptance for exchange or exchange of any such Common Shares any of the following shall have occurred:

(a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal which (i) challenges the making of the Exchange Offer, the issuance of the New Preferred Stock, the acquisition of some or all of the Common Shares pursuant to the Exchange Offer or otherwise relates in any manner to the Exchange Offer, or (ii) in the Company's sole judgment, could materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the contemplated benefits of the Exchange Offer to the Company;

(b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the issuance of the New Preferred Stock or the Exchange Offer or the Company or any of its subsidiaries, by any court or any authority, agency or tribunal which, in the Company's sole judgment, would or might directly or indirectly (i) make the issuance of the New Preferred Stock or the acceptance for exchange or exchange of some or all of the Common Shares illegal or otherwise restrict or prohibit consummation of the Exchange Offer;
(ii) delay or restrict the ability of the Company, or render the Company unable, to issue the New Preferred Stock or to accept for exchange or to exchange some or all of the Common Shares; (iii) materially impair the contemplated benefits of the Exchange Offer to the Company; or (iv) materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

(c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the Company's sole judgment, might affect the extension of credit by banks or other lending institutions in the United States, (v) any significant decrease in the market price of the Common Shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the sole judgment of the Company, have a material adverse effect on the Company's business, operations or prospects or the trading in the Common Shares, (vi) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof or (vii) any decline in either the Dow Jones Industrial Average (________ at the close of business on ___________, 1998) or the Standard and Poor's 500 Index (________ at the close of business on ___________, 1998) by an amount in excess of ___ percent measured from the close of business on ___________, 1998;

(d) any tender or exchange offer with respect to some or all of the Common Shares (other than the Exchange Offer), or a merger, acquisition or other business combination proposal for the Company, shall have been proposed, announced or made by any person or entity;

(e) any change shall occur or be threatened in the business, condition (financial or other), income, operations, Common Share ownership or prospects of the Company and its subsidiaries, taken as a whole, which, in the sole judgment of the Company, is or may be material to the Company; or

(f) (i) any person, entity or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding Common Shares (other than a person, entity or group which had publicly disclosed such ownership in a Schedule 13D or 13G (or an amendment thereto) on file with the SEC prior to ___________, 1998 (date of commencement of the Exchange Offer), (ii) any such person, entity or group which had publicly disclosed such ownership prior to such date shall have acquired, or proposed to acquire, beneficial ownership of additional Common Shares constituting more than 2% of the outstanding Common Shares (options for and other rights to acquire Common Shares which are so acquired or proposed to be acquired being deemed for this purpose to be immediately exercisable) or
(iii) any new group shall have been formed which beneficially owns more than 5% of the outstanding Common Shares;

and, in the sole opinion of the Company, in any such case and regardless of the circumstances (including any action or omission to act by the Company) giving rise to such condition, such event makes it inadvisable to proceed with the Exchange Offer or with such acceptance for exchange or such exchange.

The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition, and any such condition may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion, with respect to the Exchange Offer. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties.

COMMISSIONS AND FEES

Tendering shareholders will not be obligated to pay brokerage commissions, solicitation fees, or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the acquisition of Common Shares by the Company in connection with the Exchange Offer. The Company will pay reasonable and customary compensation to, and all reasonable charges and expenses of, The Bank of New York, as Exchange Agent, and Morrow & Co, Inc., as Information Agent, in connection with the Exchange Offer and each may be indemnified against certain liabilities and expenses in connection therewith. The Company will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of Common Shares in connection with the Exchange Offer, except as discussed under "Dealer Manager." Officers and regular employees of the Company and its affiliates may solicit tenders of Common Shares in connection with the Exchange Offer by telecopier, telephone or in person. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders.

STATUS OF COMMON SHARES ACQUIRED PURSUANT TO THE EXCHANGE OFFER

Any Common Shares acquired by the Company pursuant to the Exchange Offer will return to the status of authorized but unissued shares. Subject to the receipt of necessary regulatory approvals, such shares would be available for use by the Company, without, in most cases, the need for further shareholder authorization, for general or other corporate purposes, including conversion of RECONS, stock splits or dividends, acquisitions, employee incentive, savings and compensation plans, sales to a third party or parties, or issuance of rights or warrants to purchase Common Shares. Except for use in employee benefit plans and conversion of RECONS, the Company has no present plan to issue any authorized but unissued Common Shares.


EXCHANGE AGENT

The Bank of New York is the Exchange Agent for the Exchange Offer. All Letters of Transmittal and other documents required in connection with tenders of Common Shares pursuant to the Exchange Offer should be transmitted to the Exchange Agent in the manner specified under "--Procedure for Tender" above and in the Letter of Transmittal to its address set forth below:

                      BY MAIL:               BY HAND OR OVERNIGHT DELIVERY:

               The Bank of New York               The Bank of New York
                  P.O. Box 11248             Tender & Exchange Department
              Church Street Station               101 Barclay Street
          New York, New York  10286-1248        Receive and Deliver Window
            New York, New York  10286


INFORMATION AGENT

Morrow & Co., Inc. is the Information Agent for the Exchange Offer. The Information Agent may contact holders of Common Shares by mail, telephone, facsimile transmission and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Exchange Offer to beneficial owners. Questions and requests for assistance or for additional copies of this Prospectus and the Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent at the following address and telephone number:


                                  Morrow & Co., Inc.
                              445 Park Avenue, 5th Floor
                                 New York, NY  10022
                               Toll Free 1-800-566-9061

                        Banks and Brokerage Firms please call:
                                    1-800-662-5200


You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Exchange Offer.

                                DESCRIPTION OF RECONS

Each RECONS constitutes a one-tenth (1/10) ownership interest in one share of a New Preferred Stock deposited under the Deposit Agreement dated as of ___________, 1998 (the "Deposit Agreement"), between the Company and The Bank of New York, as depositary (the "Preferred Stock Depositary). Subject to the terms of the Deposit Agreement, each owner of a RECONS is entitled, proportionately, to all the rights, preferences and privileges of the New Preferred Stock (including dividend, voting and liquidation rights), and subject, proportionately, to all of the limitations of the New Preferred Stock, all as set forth in the Articles of Amendment to the Company's Restated Articles of Incorporation, as amended, summarized under "Description of Capital Stock."

The RECONS are evidenced by depositary receipts issued pursuant to the Deposit Agreement (the "Depositary Receipts"). The following summary of the terms and provisions of the RECONS does not purport to be complete and is subject to, and qualified in its entirety by, the Deposit Agreement (which contains the form of Depositary Receipt). Copies of the Deposit Agreement are available for inspection at the corporate office of the Preferred Stock Depositary located at The Bank of New York, 101 Barclay Street, New York, New York 10286.


ISSUANCE OF DEPOSITARY RECEIPTS

Upon issuance of the New Preferred Stock by the Company, the Company will deposit the New Preferred Stock with the Preferred Stock Depositary, which will execute and deliver the Depositary Receipts to the Company. The Company will, in turn, deliver the Depositary Receipts to the Exchange Agent which will deliver the Depositary Receipts to the owners of RECONS evidenced thereby. Depositary Receipts will only be issued evidencing whole RECONS.


WITHDRAWAL OF NEW PREFERRED STOCK

Upon surrender of Depositary Receipts at the principal office of the Preferred Stock Depositary, upon payment of a sum sufficient for the payment of any tax or other governmental charge with respect thereto, and subject to the terms of the Deposit Agreement, the owner of the RECONS evidenced thereby is entitled to delivery of the number of whole shares of New Preferred Stock represented by such RECONS. Fractional shares of New Preferred Stock will not be issued. If the Depositary Receipts delivered by the holder evidence a number of RECONS in excess of the number of RECONS representing the number of whole shares of New Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of RECONS. Holders of New Preferred Stock thus withdrawn will not thereafter be entitled to deposit such shares under the Deposit Agreement or to receive Depositary Receipts evidencing RECONS therefor. There is currently no market for New Preferred Stock and it is not expected that an active trading market for New Preferred Stock will develop. All trading is expected to be in RECONS.


CONVERSION OF RECONS

As described under "Description of Capital Stock--Mandatory Conversion" and --"Optional Conversion," the New Preferred Stock is subject (i) to conversion on the Mandatory Conversion Date (or in connection with certain mergers, consolidations or other extraordinary transactions of the Company), and (ii) to the right of the Company, at its option, to convert the New Preferred Stock at any time prior to the Mandatory Conversion Date. The RECONS are subject to conversion into Common Shares upon the same terms and conditions (including as to notice to the owners of RECONS and as to selection of RECONS to be converted if fewer than all the outstanding RECONS are to be converted) as the New Preferred Stock, except that the number of Common Shares received upon conversion of each RECONS will be equal to one-tenth of the number of Common Shares received upon conversion of each share of New Preferred Stock. To the extent that RECONS are converted into Common Shares and all of such Common Shares cannot be distributed to the record holders of Depositary Receipts without creating fractional interests in such shares, the Preferred Stock Depositary may, with the consent of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the public or private sale of such shares representing in the aggregate such fractional interests at such places and upon such terms as it may deem proper, and the net proceeds of any such sale shall be distributed or made available for distribution to such record holders that would otherwise have received fractional interests in such shares. The amount distributed in the foregoing cases will be reduced by any amounts required to be withheld by the Company or the Preferred Stock Depositary on account of taxes or otherwise required pursuant to law, regulation or court process.


DIVIDENDS AND OTHER DISTRIBUTIONS

The Company, on behalf of the Preferred Stock Depositary (or if the Company determines otherwise, the Preferred Stock Depositary), will distribute all cash dividends or other cash distributions in respect of the New Preferred Stock represented by the RECONS to the record holders of Depositary Receipts in proportion to the number of RECONS owned by such holders on the relevant record date, which will be the same date as the relevant record date fixed by the Company for the New Preferred Stock and the Common Stock. In each case where a holder of RECONS would otherwise be entitled to receive a fraction of a cent, the Company, on behalf of the Preferred Stock Depositary (or if the Company determines otherwise, the Preferred Stock Depositary), will round the amount of the distribution up to the next whole cent.

In the event of a distribution other than in cash, the Company, on behalf of the Preferred Stock Depositary (or if the Company determines otherwise, the Preferred Stock Depositary), will distribute property to the record holders of Depositary Receipts entitled thereto, in proportion, as nearly as may be practicable, to the number of RECONS owned by such holders on the relevant record date, unless the Company determines that it is not feasible to make such distribution, in which case the Company, on behalf of the Preferred Stock Depositary (or if the Company determines otherwise, the Preferred Stock Depositary), may adopt any other method for such distribution as it deems appropriate, including the sale of such property and distribution of the net proceeds from such sale to such holders.

The amount distributed in any of the foregoing cases will be reduced by any amount required to be withheld by the Company or the Preferred Stock Depositary on account of taxes.


RECORD DATE

Whenever (i) any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made, or any rights, preferences or privileges shall be offered with respect to the New Preferred Stock, or (ii) the Depositary shall receive notice of any meeting at which holders of New Preferred Stock are entitled to vote or of which holders of New Preferred Stock are entitled to notice, the Preferred Stock Depositary shall in each such instance fix a record date (which shall be the same date as the record date for the New Preferred Stock) for the determination of the holders of Depositary Receipts (x) who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof or (y) who shall be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of such meeting, subject to the provisions of the Deposit Agreement.


PROCEDURES FOR VOTING

Promptly upon receipt of notice of any meeting at which the holders of New Preferred Stock are entitled to vote, the Preferred Stock Depositary (unless another arrangement for allowing holders of RECONS to exercise the voting rights associated with the RECONS is agreed to by the Company and the Preferred Stock Depositary) will cause the information contained in such notice of meeting to be mailed to the record holders of Depositary Receipts as of the record date for such meeting. Each such record holder of Depositary Receipts will be entitled to instruct the Preferred Stock
Depositary as to the exercise of voting rights with respect to the number of shares of New Preferred Stock represented by such holder's RECONS. The Preferred Stock Depositary, as registered holder of such shares of New
Preferred Stock, will endeavor, insofar as practicable, to vote with respect to the number of shares of New Preferred Stock represented by such RECONS in accordance with such instructions, and the Company intends to take all action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depository will abstain from voting with respect to the New Preferred Stock to the extent that it does not receive specific written instructions from the holders of Depositary Receipts.


AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

The form of Depositary Receipt evidencing the RECONS and any provision of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment which imposes or increases any fees, taxes or charges upon holders of RECONS (other than taxes and other governmental charges, fees and other expenses payable by such holders as provided for in the Deposit Agreement or Depositary Receipt and as stated under "--Charges of Preferred Stock Depositary"), or which otherwise prejudices any substantial existing right of holders of RECONS, will not take effect as to outstanding RECONS until the expiration of ___ days after notice of such amendment has been mailed to the record holders of outstanding RECONS. Every holder of an outstanding RECONS at the time any such amendment becomes effective will be deemed, by continuing to hold such RECONS, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. No such amendment may impair the right, subject to the terms of the Deposit Agreement, of any owner of any RECONS to surrender the Depositary Receipt evidencing such RECONS with instructions to the Preferred Stock Depositary to deliver to the holder the New Preferred Stock represented thereby, except in order to comply with mandatory provisions of applicable law.

The Deposit Agreement may be terminated by the Company or the Preferred Stock Depositary only if (i) all outstanding RECONS have been redeemed or (ii) there has been a final distribution in respect of the New Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution has been made to all the holders of RECONS. In the event the Deposit Agreement is terminated, the Company will use its best efforts to list the New Preferred Stock on the NYSE or any other national securities exchange on which the Common Shares are listed.


CHARGES OF PREFERRED STOCK DEPOSITARY

The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Preferred Stock Depositary in connection with the initial deposit of the New Preferred Stock and the initial issuance of the RECONS, any conversion of the New Preferred Stock and all withdrawals of the New Preferred Stock by owners of RECONS. Holders of Depositary Receipts will pay transfer, income and other taxes and governmental charges and charges incurred by the Preferred Stock Depositary at the election of a holder, as provided in the Deposit Agreement. In certain circumstances, the Preferred Stock Depositary and the Company may refuse to transfer RECONS, may withhold dividends and distributions and may sell the RECONS evidenced by such Depositary Receipt if such charges are not paid.


MISCELLANEOUS

Application will be made to list the RECONS on the NYSE upon official notice of issuance and subject to adequacy of distribution and other listing requirements. If these conditions are not met, it is expected that the RECONS will trade in the over-the-counter market.

The Company will deliver to the Preferred Stock Depositary all reports to shareholders and other communications which the Company is required to furnish to the holders of New Preferred Stock by law, by the rules of the NYSE or any other stock exchange or trading market on which the RECONS are listed or by the Restated Articles of Incorporation of the Company. The Preferred Stock Depositary will forward to the holders of RECONS and will make available for inspection by holders of such RECONS at the principal office of the Preferred Stock Depositary and at such other places as it may from time to time deem advisable, any such report and communications received from the Company.

Neither the Preferred Stock Depositary nor the Company will be subject to any liability under the Deposit Agreement to holders of Depositary Receipts other than for its negligence, bad faith or willful misconduct. Neither the Preferred Stock Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Stock Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any RECONS or shares of New Preferred Stock unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary may rely on written advice of counsel or accountants, on information provided by holders of RECONS or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.


RESIGNATION AND REMOVAL OF PREFERRED STOCK DEPOSITARY

The Preferred Stock Depositary may resign at any time by delivering to the Company notice of its election to do so. The Company may at any time, by notice, remove the Preferred Stock Depositary or may terminate the engagement of the Preferred Stock Depositary with respect to any or all of its duties and obligations under the Deposit Agreement. Any such resignation, removal or termination will take effect upon the appointment of a successor Preferred Stock Depositary and such successor's acceptance of such appointment with respect to all the predecessor's duties and obligations so terminated. Such successor Preferred Stock Depositary must be appointed within 45 days after delivery of the notice for resignation, removal or termination and, if the predecessor is to acquire title to New Preferred Stock, must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000.


                             DESCRIPTION OF CAPITAL STOCK


GENERAL

The authorized capital stock of the Company consists of 10,000,000 shares of Preferred Stock, cumulative, without par value (the "Preferred Stock"), and 200,000,000 shares of Common Stock without par value (the "Common Stock"). Shares of the Common Stock are sometimes herein called "Common Shares." For a detailed description of the terms and characteristics of the capital stock of the Company, reference is made to the Company's Restated Articles of Incorporation (the "Restated Articles"), the form of the proposed Articles of Amendment (the "Articles of Amendment") and the Company's Bylaws, as amended (the "Bylaws"), copies of which are exhibits to the Registration Statement, and to the laws of the State of Washington. Following is a brief summary of such terms and characteristics, which does not purport to be complete and is qualified in its entirety by the foregoing references.

The Restated Articles provide that Preferred Stock may be divided into and issued from time to time in one or more series. All shares of Preferred Stock constitute one and the same class of stock, are of equal rank and will otherwise be identical except as to the designation thereof, the date or dates from which dividends on shares thereof will be cumulative, and except that each series may vary as to (a) the rate or rates of dividend, if any, which may be expressed in terms of a formula or other method by which such rate or rates will be calculated from time to time, and the date or dates on which dividends may be payable, (b) whether shares may be redeemed and, if so, the redemption price and terms and conditions of redemption, (c) the amount payable on voluntary and involuntary liquidation, (d) sinking fund provisions, if any, for the redemption or purchase of shares, and (e) the terms and conditions, if any, on which shares may be converted. When Preferred Stock is initially issued, the number of shares constituting such series, its distinguishing serial designation and its particular characteristics (insofar as there may be variations between series) may be fixed by resolution of the Board of Directors.

DIVIDEND RIGHTS

The New Preferred Stock will be entitled, on a parity with each other series of Preferred Stock and in preference to the Common Stock, to receive, but only when and as declared by the Board of Directors, dividends at the rate of $12.40 per share per annum; provided, however, that the dividend payable on December 15, 1998 will be $3.10 per share. Such dividends will be cumulative from the date of issuance of the New Preferred Stock and will be payable on the fifteenth day of March, June, September and December in each year, commencing December 15, 1998.

After full provision for all Preferred Stock dividends declared or in arrears, the holders of Common Stock of the Company are entitled to receive such dividends as may be lawfully declared from time to time by the Board of Directors of the Company.


LIQUIDATION RIGHTS

The New Preferred Stock will be entitled, upon dissolution or liquidation, on a parity with each other series of Preferred Stock and in preference to the Common Stock, to a liquidation preference per share plus an amount equivalent to accrued and unpaid dividends thereon, if any, to the date of such event. The liquidation preference will be an amount equal to the average of the high and low sale prices of the Common Shares on the trading date next preceding the date of issuance of the New Preferred Stock, as reported in the consolidated reporting system.

In the event of any dissolution or liquidation of the Company, after satisfaction of the preferential liquidation rights of the Preferred Stock, the holders of the Common Stock would be entitled to share ratably in all assets of the Company available for distribution to shareholders.


CONVERSION

MANDATORY CONVERSION

On the Mandatory Conversion Date (I.E., November 1, 2001), each outstanding share of New Preferred Stock will be mandatorily converted into (i) a number of Common Shares determined at the Common Equivalent Rate and (ii) the right to receive a cash amount equal to all accrued and unpaid dividends on such share of New Preferred Stock.

The "Common Equivalent Rate" initially will be ten Common Shares for each share of New Preferred Stock, subject to adjustment in the event that the Company shall (i) pay a dividend or make a distribution with respect to its Common Stock in shares of Common Stock, (ii) subdivide, reclassify or split its outstanding shares of Common Stock into a greater number of shares, (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, (iv) issue by reclassification of its Common Stock any shares of Common Stock other than in an Extraordinary Transaction (as defined below), (v) issue certain rights or warrants to all holders of its Common Stock, (vi) pay a dividend or make a distribution to all holders of its Common Stock of evidences of its indebtedness or other assets (including shares of capital stock of the Company (other than Common Stock) but excluding any distributions and dividends referred to in clause (i) above or any cash dividends) or issue to all holders of its Common Stock rights or warrants to subscribe for or purchase any of its securities other than those described in clause (v) above, (vii) make a distribution consisting of cash, excluding any quarterly cash dividend on the Common Stock to the extent that the aggregate cash dividend per Common Share in any quarter does not exceed $0.16 (as adjusted to reflect any events described in clauses (ii) and (iii)), and excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company or
(viii) cause the Rights (as defined below under "--Preferred Share Purchase Rights") to be separated from the Common Shares in accordance with the provisions of the Rights Agreement (as defined below) such that holders of New Preferred Stock would not be entitled to receive any such Rights in respect of the Common Shares issuable upon conversion of such New Preferred Stock. The Company will also be entitled to make additional upward adjustments in the Common Equivalent Rate, as it in its discretion shall determine to be advisable, so that any stock dividends, subdivision of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock (or any transaction which could be treated as any of the foregoing transactions pursuant to Section 305 of the Internal Revenue Code of 1986, as amended) hereafter made by the Company to its shareholders will not be taxable. See "--Preferred Share Purchase Rights" for additional information on the Rights.

Upon the effectiveness at any time of a merger, consolidation or similar extraordinary transaction involving the Company that results in the conversion or exchange of the Common Shares into, or results in the holders of Common Shares having the right to receive, other securities or other property (an "Extraordinary Transaction"), each share of New Preferred Stock will be automatically converted into, or into the right to receive, as the case may be, securities and other property (including cash) of the same character and in the same respective amounts as the holder of such share would have received if such share had been converted pursuant to the optional conversion provisions described below under "--Optional Conversion" immediately prior to the effectiveness of such Extraordinary Transaction.

The term "Current Market Price" on any date of determination means the average closing price of a Common Share on the NYSE for the five consecutive trading days ending on and including such date of determination; provided, however, that if the closing price of the Common Shares on the NYSE on the trading day next following such five-day period (the "next-day closing price") is less than 95% of such average closing price, then the Current Market Price per Common Share on such date of determination will be the next-day closing price; and provided, further, that, with respect to any conversion of the New Preferred Stock, if any adjustment of the Common Equivalent Rate becomes effective during the period beginning on the first day of such five-day period and ending on the applicable conversion date, the Current Market Price as determined pursuant to the foregoing will be appropriately adjusted to reflect such adjustment.


OPTIONAL CONVERSION

The shares of New Preferred Stock may be converted, at the option of the Company, at any time on or after December 15, 1998 and prior to the Mandatory Conversion Date, in whole or in part from time to time, into, for each share so converted (1) a number of Common Shares equal to the Optional Conversion Price (as defined below) then in effect plus (2) the right to receive an amount, in cash, equal to the accrued and unpaid dividends thereon to the conversion date plus (3) the right to receive the Optional Conversion Premium (as hereinafter defined).

The "Optional Conversion Price" means, for each share of New Preferred Stock converted at the option of the Company, a number of shares of Common Stock equal to the lesser of (a) the amount of $__________ divided by the Current Market Price as of the close of business on the second trading day immediately preceding the day on which the Company gives notice of optional conversion and
(b) the number of shares of Common Stock determined by reference to the Common Equivalent Rate as discussed under "--Mandatory Conversion."

The "Optional Conversion Premium" means, for each share of New Preferred Stock converted at the option of the Company, an amount, in cash, initially equal to $20.90, declining by $0.02111 for each day following December 15, 1998 to the optional conversion date (computed on the basis of a 360-day year consisting of twelve 30-day months) and equal to zero on and after September 15, 2001; provided, however, that in lieu of delivering such amount in cash, the Company may, at its option, deliver a number of Common Shares equal to the quotient of such amount divided by the Current Market Price on the second trading day immediately preceding the day in which the Company gives notice of such conversion.

The initial Optional Conversion Premium of $20.90 represents the difference between the annual dividend of $12.40 on each share of New Preferred Stock and an assumed annual dividend of $4.80 for ten Common Shares for the period after December 15, 1998 through September 15, 2001 (i.e. $1.90 per quarter for eleven quarters). The premium declines to zero on September 15, 2001; no premium will be paid on or after September 15, 2001. Dividends will accrue on the Preferred Stock through the conversion date.

PROCEDURES FOR CONVERSION

Notice of any conversion will be sent to the holders of the shares of New Preferred Stock to be converted not less than 15 days nor more than 60 days prior to the conversion date; provided, however, that (1) the failure to mail any such notice of optional conversion or any defect therein or in the mailing thereof will not impair the validity of the conversion proceedings with respect to shares as to which there shall have been no such failure or defect and (2) the failure to mail any such notice of mandatory conversion or any defect therein or in the mailing thereof will not prevent the occurrence of such mandatory conversion or impair the validity thereof.

Shares of New Preferred Stock to be converted will, on the date fixed for conversion, be deemed to have been converted (if, in the case of an optional conversion, notice was given as aforesaid); from and after such conversion date dividends will cease to accrue on such shares; and all rights of the holders of such shares (except only rights as holders of securities into which such shares have been converted and the right to receive certificates representing such securities and the right to receive an amount, in cash, equal to dividends accrued on such shares to the date fixed for such conversion plus any Optional Conversion Premium not otherwise paid in Common Shares) will terminate.

If less than all of the outstanding shares of New Preferred Stock are to be converted at the option of the Company, the conversion shall be made either pro rata or by lot in such manner as the Board of Directors shall determine.

Because the price of the Common Shares is subject to market fluctuations, the value of the Common Shares received by a holder of shares of New Preferred Stock upon conversion thereof on the Mandatory Conversion Date or upon an Extraordinary Transaction of the Company may be more or less than the value of the Common Shares tendered in exchange therefor. The shares of New Preferred Stock are not convertible into Common Shares or cash at the option of the holders thereof.

VOTING RIGHTS

Except for those purposes for which the right to vote is expressly conferred by law or the Restated Articles, the holders of New Preferred Stock have no power to vote. The holders of the Common Stock have sole voting power, except as indicated below or as otherwise provided by law, and each holder of Common Stock is entitled to vote cumulatively for the election of directors.

Under the Restated Articles, whenever and as often as dividends payable on shares of Preferred Stock (including the New Preferred Stock) shall be in arrears in an amount equal to the aggregate amount of dividends accumulated on such shares over the eighteen (18) month period ended on such date, the holders of Preferred Stock, voting separately and as a single class, shall be entitled to elect a majority of the Board of Directors, and the holders of the Common Stock, voting separately and as a single class, shall be entitled to elect the remaining directors of the Company until such time as all defaults in the payment of dividends on the Preferred Stock of any and all series shall have been cured.

In addition, under the Restated Articles the affirmative vote of the holders of at least a majority of the shares of the Preferred Stock is required:

(a) for the adoption of any amendment of the Restated Articles which would: (i) create or authorize any new class of stock ranking prior to or on a parity with the Preferred Stock as to dividends or upon dissolution, liquidation or winding up; (ii) increase the authorized number of shares of the Preferred Stock; or
(iii) change any of the rights or preferences of the Preferred Stock at the time outstanding, provided that if any such change would affect the holders of less than the Preferred Stock of all series then outstanding, only the affirmative vote of the holders of at least a majority of the shares of all series so affected is required; and

(b) for the issuance of Preferred Stock, or of any other class of stock ranking prior to or on a parity with such Preferred Stock as to dividends or upon dissolution, liquidation or winding up, unless the net income of the Company available for the payment of dividends for a period of 12 consecutive calendar months within the 15 calendar months immediately preceding the issuance of such shares is at least equal to one and one-half times the annual dividend requirements on shares of Preferred Stock and on all shares of all other classes of stock ranking prior to or on a parity with the Preferred Stock as to dividends or upon dissolution, liquidation or winding up, which will be outstanding immediately after the issuance of such shares, including the shares proposed to be issued;

PROVIDED, HOWEVER, that if the shares of Preferred Stock or any such prior or parity stock shall have a variable dividend rate, the annual dividend requirement of such shares shall be determined by reference to the weighted average dividend rate on such shares during the 12 month period for which the net income of the Company available for the payment of dividends shall have been determined; and provided, further, that if the shares of the series to be issued are to have a variable dividend rate, the annual dividend requirement on such shares shall be determined by reference to the initial dividend rate upon the issuance of such shares.

Under Washington law a vote of the holders of a majority of the outstanding shares of Preferred Stock is required in connection with certain changes in the capital structure of the Company or in certain rights and preferences of the Preferred Stock, including certain of the changes described in (a) above. In addition, Washington law requires the approval of certain mergers, share exchanges and other major corporate transactions by the holders of two-thirds of the outstanding Preferred Stock.

For those purposes for which the Preferred Stock has the right to vote, the holders are entitled to one vote for each share held. In such a situation, each RECONS would receive one-tenth of the vote allotted to one share of Preferred Stock. Votes may be cumulated in electing directors.


CLASSIFIED BOARD OF DIRECTORS

Both the Restated Articles and the Bylaws provide for a Board of Directors divided into three classes, each of which will generally serve for a term of three years, with only one class of directors being elected in each year. The Restated Articles and Bylaws also provide that directors may be removed only for cause and only by the affirmative vote of the holders of a least a majority of the Common Stock. The Restated Articles and Bylaws further require an affirmative vote of the holders of at least 80% of the Common Stock to alter, amend or repeal the provisions relating to the classification of the Board of Directors and the removal of members from, and the filling of vacancies on, the Board of Directors.


CHANGE IN CONTROL

The Restated Articles contain a "fair price" provision which requires the affirmative vote of the holders of at least 80% of the Common Stock for the consummation of certain business combinations, including mergers, consolidations, recapitalizations, certain dispositions of assets, certain issuances of securities, liquidations and dissolutions involving the Company and a person or entity who is or, under certain circumstances, was, a beneficial owner of 10% or more of the outstanding shares of Common Stock (an "Interested Shareholder"), unless (a) such business combination shall have been approved by a majority of the directors unaffiliated with the Interested Shareholder or (b) certain minimum price and procedural requirements are met. The Restated Articles provide that the "fair price" provision may be altered, amended or repealed only by the affirmative vote of the holders of at least 80% of the Common Stock.


PREFERRED SHARE PURCHASE RIGHTS

Reference is made to the Rights Agreement, dated as of February 16, 1990 (the "Rights Agreement"), between the Company and First Chicago Trust Company of New York, as Right Agent, filed with the SEC. The following statements are qualified in their entirety by such reference.

The Company has adopted a shareholder rights plan pursuant to which holders of Common Stock outstanding on March 2, 1990 or issued thereafter have been granted one preferred share purchase right ("Right") on each outstanding share of Common Stock. The description and terms of the Rights are set forth in the Rights Agreement. Certain of the capitalized terms used in the following description have the meanings set forth in the Rights Agreement.

Each Right, initially evidenced by and traded with the shares of Common Stock, entitles the registered holder to purchase one one-hundredth of a share of Preferred Stock of the Company, without par value (the "Preferred Shares"), at an exercise price of $80, subject to certain adjustments, regulatory approval and other specified conditions. The Rights will be exercisable only if a person or group acquires 10% or more of the outstanding Common Stock or announces a tender offer, the consummation of which would result in the beneficial ownership by a person or group of 10% or more of the Common Stock.

If any person or group acquires 10% or more of the outstanding Common Stock, each Right will entitle its holder (other than such person or members of such group), subject to regulatory approval and other specified conditions, to purchase that number of shares of Common Stock or Preferred Shares having a market value of twice the Right's exercise price. In addition, in the event that any person or group has acquired 10% or more of the outstanding Common Stock or the Company consolidates or merges with or into, or sells 50% or more of its assets or earning power to, any person or group, or engages in certain "self-dealing" transactions with any person or group owning 10% or more of the outstanding Common Stock, proper provision will be made so that each Right would thereafter entitle its holder to purchase that number of the acquiring company's common shares having a market value at that time of twice the Right's exercise price.

At any time after a person or group acquires more than 10% but less than 50% of the outstanding Common Stock, the Board of Directors of the Company may, subject to any necessary regulatory approval, require each outstanding Right to be exchanged for one share of Common Stock or cash, securities or other assets having a value equal to the market value of one share of Common Stock.

The Rights may be redeemed, at a redemption price of $.01 per Right, by the Board of Directors of the Company at any time until any person or group has acquired 10% or more of the Common Stock. Under certain circumstances, the decision to redeem the Rights will require the concurrence of a majority of the Continuing Directors. The Rights will expire on February 16, 2000.

The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors of the Company prior to the time that a person or group has acquired beneficial ownership of 10% or more of the Common Stock since until such time the Rights may be redeemed as described above.


PRE-EMPTIVE RIGHTS

No holder of any stock of the Company has any pre-emptive rights.


MISCELLANEOUS

There is no specific restriction on the repurchase by the Company of the New Preferred Stock or Common Stock while there is any arrearage in the payment of dividends on the New Preferred Stock.

Upon issuance and exchange pursuant to the Exchange Offer as herein described, the New Preferred Stock will be validly issued, fully paid and nonassessable, and the holders thereof will not be subject to liability for further calls or assessment by the Company.

The presently outstanding shares of Common Stock of the Company are fully paid and nonassessable, and the shares of Common Stock to be issued upon conversion of the Preferred Stock, as herein described, will be fully paid and nonassessable.

                CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES


The following discussion describes certain United States federal income tax consequences that may be expected to result from (i) an exchange of Common Shares pursuant to the Exchange Offer, and (ii) the ownership and disposition of RECONS and New Preferred Stock. The discussion contained in this summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations, judicial decisions and administrative pronouncements, all of which are subject to change. Any such changes may be applied retroactively in a manner that could cause the tax consequences to vary substantially from the consequences described below, with possible adverse effects.

This summary discusses only Common Shares, RECONS and New Preferred Stock held by United States Holders (as defined below) as capital assets within the meaning of Section 1212 of the Code. The tax treatment of a holder may vary depending on such holder's particular situation. This summary does not deal with all tax consequences that may be relevant to all categories of holders such as banks, thrift institutions, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or commodities, tax-exempt investors, certain U.S. expatriates, holders whose "functional currency" is not the U.S. dollar, or persons who hold Common Shares, RECONS or New Preferred Stock as a position in a straddle, as part of a synthetic security or hedge, as part of a conversion transaction or other integrated investment, or as other than a capital asset, or holders who are not United States Holders (as defined below). Moreover, the summary may not be applicable to holders who received their Common Shares pursuant to the exercise of employee stock options or otherwise as compensation or to Common Shares held by the Company's employee benefit plans. Further, the summary does not include any description of any alternative minimum tax consequences or any state, local or foreign tax consequences that may be applicable.

The following discussion is based upon the views of Thelen Reid & Priest LLP.
No statutory, administrative or judicial authority directly addresses the tax treatment of RECONS or New Preferred Stock. As a result, significant aspects of the United States federal income tax consequences of an investment in the RECONS are not certain. No ruling is being requested from the Internal Revenue Service ("IRS") with respect to the RECONS, and no assurance can be given that the Internal Revenue Service will agree with the tax consequences described herein. HOLDERS OF COMMON SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF THE RECONS OR NEW PREFERRED STOCK IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

As used herein, a "United States Holder" means a beneficial owner of Common Shares, RECONS or New Preferred Stock, as the case may be, that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any State thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or
(iv) a trust the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have the authority to control all substantial decisions. An individual may, subject to certain exceptions, be deemed to be a resident (as opposed to a non-resident alien) of the United States by virtue of being present in the United States on at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).


CHARACTERIZATION OF THE EXCHANGE OFFER

The Company has received an opinion of Thelen Reid & Priest LLP, as tax counsel, that the exchange of Common Shares for RECONS or New Preferred Stock should be treated as a "recapitalization" pursuant to section 368(a)(1)(E) of the Code.
In that event, the transaction will have the tax consequences to shareholders set forth below.

EXCHANGE OF COMMON SHARES PURSUANT TO THE EXCHANGE OFFER

EXCHANGE OF COMMON SHARES FOR RECONS

Based upon the view that the New Preferred Stock is not classified as "nonqualified preferred stock" within the meaning of Code section 351(g)(2), as described below, no gain or loss will be recognized by an exchanging shareholder on the exchange. A United States Holder's tax basis in the RECONS received in the exchange will be equal to such holder's tax basis in the Common Shares exchanged therefor, and the holding period of such RECONS will include the holding period of such Common Shares.

CLASSIFICATION OF NEW PREFERRED STOCK AS "NONQUALIFIED PREFERRED STOCK"

The nonrecognition rule described in the preceding paragraph will not apply, and gain or loss will be recognized upon the exchange of Common Shares for New Preferred Shares, if the New Preferred Shares are classified as "nonqualified preferred stock" within the meaning of Code section 351(g)(2). For these purposes, the term "nonqualified preferred stock" means preferred stock if (i) the holder of such stock has the right to require the issuer or a related person to redeem or purchase the stock, (ii) the issuer or a related person is required to redeem or purchase such stock, (iii) the issuer or a related person has the right to redeem or purchase the stock and, as of the issue date, it is more likely than not that such right will be exercised, or (iv) the dividend rate on such stock varies in whole or in part (directly or indirectly) with reference to interest rates, commodity prices, or other similar indices.

Code section 351(g)(2) was added to the Code pursuant to the Taxpayer Relief Act of 1997 and, to date, little authority has been issued regarding the scope of this provision. It is unclear whether the New Preferred Stock will be treated as preferred stock for purposes of Code section 351(g). For this purpose, "preferred stock" is defined as stock which is limited and preferred as to dividends and does not participate in corporate growth to any significant extent. The New Preferred Stock will participate in future appreciation in the value of Common Shares up to $[ ] per share. Assuming that the New Preferred Stock is treated as preferred stock for those purposes, certain terms of the New Preferred Shares raise the concern that such shares would fall within the definition of "nonqualified preferred stock." However, the legislative history underlying the enactment of this provision indicates that the nonrecognition reorganization provisions of the Code are not to apply where a common shareholder exchanges that stock for a more secure equity investment in the issuer. Since, inter alia, the holders of the New Preferred Stock will not be protected from any decrease in the trading price of the Common Shares into which the New Preferred Stock is convertible, the New Preferred Stock should not be classified as "nonqualified preferred stock" within the meaning of Code section 351(g)(2).


OWNERSHIP AND DISPOSITION OF RECONS AND NEW PREFERRED STOCK

RECONS

The tax treatment of United States Holders of RECONS will be the same as the tax treatment of United States Holders of New Preferred Stock as described below.
In addition, a United States Holder will recognize no gain or loss on the withdrawal of New Preferred Stock in exchange for RECONS pursuant to the Deposit Agreement; the United States Holder's tax basis in the withdrawn New Preferred Stock will be the same as such Holder's tax basis in the RECONS surrendered therefor; and the United States Holder's holding period for the withdrawn New Preferred Stock will include the period during which such Holder held the surrendered RECONS.

DIVIDENDS

Dividends paid on the New Preferred Stock out of the Company's current or accumulated earnings and profits will be taxable as ordinary income and will qualify for the 70% intercorporate dividends-received deduction, subject to the minimum holding period requirement (generally at least 46 days) and other applicable requirements. The dividends-received deduction will not be allowed for purposes of calculating a corporate United States Holder's adjusted current earnings under the alternative minimum tax rules. To the extent, if any, that the amount of any dividend paid on the New Preferred Stock exceeds the Company's current and accumulated earnings and profits, it will be treated first as a return of the United States Holder's tax basis in the New Preferred Stock and thereafter as a capital gain.

Under certain circumstances, a corporation that receives an "extraordinary dividend," as defined in Section 1059(c) of the Code, is required to reduce the tax basis of its stock by the non-taxed portion of such dividend. A corporate United States Holder must consider its holding period for, its tax basis in, and the fair market value of, the New Preferred Stock in determining whether dividends paid on the New Preferred Stock will constitute "extraordinary dividends." In addition, under Section 1059(f) of the Code, any dividend with respect to "disqualified preferred stock" is treated as an "extraordinary dividend." While the issue is not free from doubt due to the lack of authority directly on point, the New Preferred Stock should not constitute "disqualified preferred stock."

CONSTRUCTIVE DISTRIBUTION RISKS

Under certain circumstances, Section 305(c) of the Code requires that any excess of the redemption price of preferred stock over its issue price be includible in income, prior to receipt, as a constructive dividend. However, while the issue is not free from doubt due to the lack of authority directly on point, since, inter alia, the New Preferred Stock bears risk with respect to a decline in the value of Common Shares, and therefore its redemption price is not truly fixed,
Section 305(c) should not currently apply to stock with terms such as those of the New Preferred Stock.

Certain adjustments to the conversion rate for the New Preferred Stock to reflect the Company's issuance of stock or warrants to holders of Common Shares (or similar transactions) may result in constructive distributions taxable as dividends to the United States Holders of the New Preferred Stock. The antidilution formula for the New Preferred Stock is intended to adjust the conversion ratio to reflect these types of distributions in a manner to qualify under Code section 305(c) and should not result in constructive distributions to holders of New Preferred Stock.

A constructive distribution may result where preferred stock with dividends in arrears is exchanged for other stock and, as a result, a holder of the preferred stock increases his proportionate interest in the assets or earnings and profits of the corporation. This provision is designed to prevent the capitalization of dividends into stock on a tax free basis. Since cash will be paid with respect to accrued unpaid dividends upon a conversion of the New Preferred Stock, this provision should not apply.

Any constructive dividend may constitute, and may cause other dividends to constitute, "extraordinary dividends" to corporate United States Holders. See "Dividends" above.

CONVERSION OF NEW PREFERRED STOCK INTO COMMON SHARES AND CASH

Gain or loss generally will not be recognized by a United States Holder upon the conversion of the New Preferred Stock solely into Common Shares. Gain realized by a United States Holder upon the conversion of the New Preferred Stock into Common Shares and cash will be recognized to the extent of the cash received (including any Option Conversion Premium which is paid in cash and any cash received in payment of accrued unpaid and undeclared dividends, but excluding any cash received in lieu of a fractional share). Such taxable gain will be treated either as capital gain or as a dividend, depending on such Holder's particular circumstances, as described in the following paragraphs. No loss will be recognized upon the conversion of the New Preferred Stock into Common Shares and cash.

In testing whether gain recognized upon the conversion of the New Preferred Stock into Common Shares and cash (other than cash in lieu of fractional Common Shares) will be treated as capital gain or as a dividend, the United States Holder will be treated as if such holder received Common Shares with a value equal to such cash, and then such deemed Common Shares were redeemed by the Company for such cash. Such gain will be treated as capital gain if, inter alia, such deemed redemption would be a "substantially disproportionate" redemption with respect to such Holder or is "not essentially equivalent to a dividend" with respect to the Holder. An exchange of Common Shares for cash will be "not essentially equivalent to a dividend" if it results in a "meaningful reduction" of the United States Holder's equity interest in the Company. An exchange of Common Shares for cash that results in a reduction of the proportionate equity interest in the Company of a United States Holder whose relative equity interest in the Company is minimal (an interest of less than one percent should satisfy this requirement) and who exercises no control over the Company's corporate affairs should be treated as "not essentially equivalent to a dividend." If the deemed redemption would be treated as a dividend under Code section 302, then the gain recognized will be taxed as a dividend. However, notwithstanding the foregoing, the IRS may take the position that cash paid with respect to accrued unpaid dividends will be treated as dividends in all events. United States Holders should consult their own tax advisors about the application of these rules in their particular circumstances.

Cash received by a United States Holder in lieu of a fractional share will be treated as if such holder received a fractional Common Share with a value equal to such cash, and then such deemed fractional Common Share were redeemed by the Company for such cash. Any resulting gain or loss should be treated as capital gain or loss.

A United States Holder's tax basis in the Common Shares, including any fractional share, received on the conversion of the New Preferred Stock will equal the tax basis of the New Preferred Stock surrendered in exchange therefor, reduced by the amount of cash received and increased by the amount of income or gain recognized. The holding period of such Common Shares will include the holding period of the New Preferred Stock surrendered in exchange therefor.


OTHER DISPOSITIONS OF NEW PREFERRED STOCK

A United States Holder will generally recognize gain or loss on a sale, exchange or other disposition of New Preferred Stock in an amount equal to the difference between the amount realized on the sale, exchange or other disposition and such Holder's tax basis in the New Preferred Stock. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the New Preferred Stock exceeds one year as of the date of the disposition.

Under certain circumstances, upon the taxable disposition or taxable redemption of "section 306 stock," the holder of such stock is required to recognize as ordinary income, in the case of a disposition, or as dividend income, in the case of a redemption, all or a portion of the proceeds received by such holder, without regard to such holder's tax basis in the "section 306 stock," and cannot recognize any loss. To the extent that a United States Holder that exchanges Common Shares for New Preferred Stock would have been treated, under the rules of Section 302 of the Code, as receiving a dividend distribution from the Company if such Holder had tendered such Common Shares for cash, the New Preferred Stock owned by such United States Holder may be treated as "section
306 stock."   United States Holders should consult their tax advisors concerning the consequences of the Exchange Offer under Section 306 of the Code.

NON-PARTICIPATION IN THE EXCHANGE OFFER

RETENTION OF COMMON SHARES

Subject to the discussion in the immediately following paragraphs, United States Holders of Common Stock who do not participate in the Exchange Offer should not incur any tax liability as a result of the consummation of the Exchange Offer.

CONSTRUCTIVE DISTRIBUTION RISKS

Under section 305(c) of the Code, a recapitalization or a redemption (such as exchanges pursuant to the Exchange Offer or any future conversion of RECONS or New Preferred Stock) may, under certain limited circumstances, be deemed to be a taxable distribution of stock with respect to any other shareholder whose proportionate interest in the assets or earnings and profits of the corporation is increased as a result. Exchanges pursuant to the Exchange Offer and any subsequent conversion of any RECONS or New Preferred Stock may have the effect of increasing the proportionate interests in the assets or earnings and profits of the Company of the holders of Common Shares who do not participate in the Exchange Offer. However, neither an exchange pursuant to the Exchange Offer nor a subsequent conversion of RECONS or New Preferred Stock should result in any deemed taxable distribution of stock to the United States Holders of the Common Shares because such exchange or subsequent conversion should be treated as an isolated recapitalization and not as part of a plan periodically to increase the proportionate interest of holders of Common Shares in the Company's assets or earnings and profits and because there is no certainty that the interest of the holders of Common Shares would in fact be increased upon the Exchange Offer or any subsequent conversion of RECONS.

Under section 305(b)(2) of the Code, a distribution which has the result of the receipt of property by some shareholders (such as distributions on the New Preferred Stock) and an increase in the proportionate interests of other shareholders in the assets or earnings and profits of the corporation may, under certain limited circumstances, be deemed to be a taxable distribution of stock with respect to the other shareholders whose interests in the assets or earnings
and profits of the corporation are increased.   It is believed that
distributions on the New Preferred Stock should not have the effect of increasing the proportionate interests of the holders of the Common Shares in the assets or earnings and profits of the Company because such distributions will only result in adjustments to the Optional Conversion Premium which is designed to deliver a specific value to holders of New Preferred Stock in lieu of future dividends and such premium (payable in cash or Common Shares, at the option of the Company) will be payable only if the Company exercises its right to effect an optional conversion. As such, distributions on the New Preferred Stock should not result in any deemed taxable distribution of stock to the holders of the Common Shares pursuant to Code section 305(b)(2).

The failure to adjust fully the conversion rate of the New Preferred Stock to reflect distributions of stock dividends (or rights to acquire stock) with respect to the Common Shares (or transactions having the effect of such distributions) may result in a taxable dividend to the holders of the Common Shares. The antidilution formula for the New Preferred Stock is intended to adjust the conversion ratio to reflect distributions of stock dividends or similar transactions in a manner to qualify under Code section 305(c) and should not result in constructive distributions to holders of Common Shares.

Any constructive dividend may constitute, and may cause other dividends to constitute, "extraordinary dividends" to corporate United States Holders. See "--Dividends" above.


INFORMATION REPORTING AND BACKUP WITHHOLDING

In general, information reporting requirements will apply to payments of dividends and the proceeds of sales of the New Preferred Stock made to United States Holders other than certain exempt recipients (such as corporations). A 31% backup withholding tax will apply to such payments if the United States Holder (i) fails to provide a taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed to properly report payments of interest and dividends, or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding. In the case of dividends paid after December 31, 1999, a United States Holder generally will be subject to backup withholding at a 31% rate unless certain IRS certification procedures are complied with directly or through an intermediary.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against such United States Holder's U.S. federal income tax liability provided the required information is furnished to the IRS.


THE DESCRIPTION OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION PURPOSES ONLY. THE COMPANY DOES NOT INTEND TO SEEK A RULING FROM THE INTERNAL REVENUE SERVICE WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER OR THE OWNERSHIP OR DISPOSITION OF THE NEW PREFERRED STOCK AND, UPON EXAMINATION OF THE INCOME TAX RETURN OF THE COMPANY OR A SHAREHOLDER, THE INTERNAL REVENUE SERVICE MAY TAKE POSITIONS CONTRARY TO THOSE SET FORTH HEREIN. ALL SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE EXCHANGE OFFER AND OF THE OWNERSHIP AND SUBSEQUENT DISPOSITION OF THE NEW PREFERRED STOCK, INCLUDING THE APPLICABILITY OF STATE, LOCAL AND FOREIGN TAX LAWS.

                                    DEALER MANAGER


J.P. Morgan Securities Inc., (the "Dealer Manager"), has agreed to act as a financial advisor and dealer manager in connection with the transaction. The Company will pay the Dealer Manager a fee, the amount of which will not be related to the number of shares exchanged.

The Company has agreed to indemnify the Dealer Manager against certain liabilities, including liabilities under the federal securities laws, and contribute to payments that the Dealer Manager may be required to make in respect thereof.

The Dealer Manager may engage in transactions with, and from time to time may perform services for, the Company.


                                    MISCELLANEOUS


Except as set forth in Annex A hereto, neither the Company nor, to its knowledge, any of its subsidiaries, executive officers or directors or any associate of any such officer or director has engaged in any transactions involving the Common Shares during the 40 business days preceding the date hereof. Neither the Company nor, to its knowledge, any of its executive officers or directors is a party to any contract, arrangement, understanding or relationship relating directly or indirectly to the Exchange Offer with any other person with respect to the Common Shares.


                                    LEGAL MATTERS

Paine, Hamblen, Coffin, Brooke & Miller LLP, Spokane, Washington, general counsel for the Company, will pass upon certain matters of Washington law including the validity of the New Preferred Stock and the Common Shares to be issued upon the conversion thereof and other Washington corporate law matters. Additionally, Paine, Hamblen, Coffin, Brooke & Miller LLP will pass upon certain matters relating to public utility regulatory approvals under Washington, Idaho, Montana, Oregon and California law in connection with the authorization of the New Preferred Stock and such Common Shares. Thelen Reid & Priest LLP, New York, New York, counsel to the Company, will pass upon certain matters of New York law including the validity of the Depositary Shares and of federal securities law. Additionally, Thelen Reid & Priest LLP will pass upon certain United States federal income tax matters. Davis Polk & Wardwell, New York, New York, will pass upon the validity of the Depositary Shares for the Dealer Manager. In giving their opinions, Thelen Reid & Priest LLP and Davis Polk & Wardwell may assume the conclusions of Washington, California, Idaho, Montana and Oregon law set forth in the opinion of Paine, Hamblen, Coffin, Brooke & Miller LLP.


                                       EXPERTS


The financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ending December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                ADDITIONAL INFORMATION


We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by us at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

We have filed a Registration Statement (together with any amendments thereto, the "Registration Statement") on Form S-4 to register with the SEC the RECONS to be issued to WWP shareholders who tender their shares in the Exchange Offer and whose Common Shares are accepted for exchange, the New Preferred Stock and the Common Shares issuable upon conversion of the New Preferred Stock. We will file a Schedule 13E-4 Issuer Tender Offer Statement with the SEC with respect to the Exchange Offer (together with any amendments thereto, the "Schedule 13E-4"). This Prospectus is a part of that Registration Statement. As allowed by SEC rules, this Prospectus does not contain all the information you can find in the Registration Statement, the Schedule 13E-4 or the exhibits to the Registration Statement and the Schedule 13E-4.

The SEC allows us to "incorporate by reference" information into this Prospectus, which means important information may be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information in (or incorporated by reference in) this Prospectus. The Prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about WWP, its business and its finances.



         SEC FILINGS (FILE NO. 1-8344)       PERIOD
         -----------------------------       ------
         Annual Report on Form 10-K          Year ended December 31, 1997
         Quarterly Reports on Form 10-Q      Quarters ended March 31, 1998 and June 30, 1998
         Current Reports on Form 8-K         Dated June 2, 1998 and August 17, 1998
         Proxy Statement                     Dated March 31, 1998


We are also incorporating by reference additional documents that we may file with the SEC between the date of this Prospectus and the Expiration Date.

We may have already sent you some of the documents incorporated by reference, but you can obtain any of them through the SEC or through us, the Dealer Manager or the Information Agent, without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Prospectus. Shareholders may obtain documents incorporated by reference in this Prospectus by requesting in writing or by telephone from the Information Agent or the Dealer Manager at their respective addresses or from us at the following address:

          The Washington Water Power Company
          Post Office Box 3727
          Spokane, Washington 99220
          Attention: Treasurer
          Telephone: (509) 489-0500

If you would like to request documents from us, please do so no later than five business days before the Expiration Date to receive them in time.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER OR IN THE LETTER OF TRANSMITTAL. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS

DIFFERENT FROM WHAT IS CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS DATED ___________, 1998. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS PROSPECTUS TO SHAREHOLDERS NOR THE ISSUANCE OF RECONS SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE RECONS IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. WE ARE NOT AWARE OF ANY JURISDICTION WHERE THE MAKING OF THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH APPLICABLE LAW. IF WE BECOME AWARE OF ANY JURISDICTION WHERE THE MAKING OF THE EXCHANGE OFFER OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH ANY VALID APPLICABLE LAW, WE WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH SUCH LAW. IF, AFTER SUCH GOOD FAITH EFFORT, WE CANNOT COMPLY WITH SUCH LAW, THE EXCHANGE OFFER WILL NOT BE MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF SHARES OF COMMON SHARES IN ANY SUCH JURISDICTION.

                                LIST OF DEFINED TERMS


DEFINED TERM                                                               PAGE
--------------------------------------------------------------------------------
Agent's Message  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
Articles of Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Avista . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
business day . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .27
Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .33
Common Equivalent Rate . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
Common Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .27
Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .27
Current Market Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . .29
Dealer Manager . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .22
Deposit Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
Depositary Receipts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
DTC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
Eligible Institution . . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
ESOP Plan. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
Exchange Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
Expiration Date. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
Extraordinary Transaction. . . . . . . . . . . . . . . . . . . . . . . . . . .29
Interested Stockholder . . . . . . . . . . . . . . . . . . . . . . . . . . . .31
IRS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .33
Mandatory Conversion Date. . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Minimum Condition. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
New Preferred Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
next-day closing price . . . . . . . . . . . . . . . . . . . . . . . . . . . .29
NYSE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Optional Conversion Price. . . . . . . . . . . . . . . . . . . . . . . . . . .29
Pentzer. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Preferred Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .32
Preferred Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Preferred Stock Depositary . . . . . . . . . . . . . . . . . . . . . . . . . .24
RECONS Optional Conversion Premium . . . . . . . . . . . . . . . . . . . . . . 4
RECONS Optional Conversion Price . . . . . . . . . . . . . . . . . . . . . . . 4
Registration Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . .39
Restated Articles. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Right. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .31
Rights Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .31
Schedule 13E-4 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .39
SEC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
TIN. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .37
United States Holders. . . . . . . . . . . . . . . . . . . . . . . . . . . . .34
WWP. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

                                       ANNEX A

                                        -A-1-

A Letter of Transmittal, certificates for WWP Common Shares and any other required documents should be sent or delivered by each holder of WWP Common Shares or his or her broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at one of the addresses set forth below.

                    THE EXCHANGE AGENT FOR THE EXCHANGE OFFER IS:

                                 THE BANK OF NEW YORK

                  BY MAIL:                   BY HAND OR OVERNIGHT DELIVERY:
            The Bank of New York                  The Bank of New York
               P.O. Box 11248                       101 Barclay Street
               Church Street Station            Receive and Deliver Window
          New York, New York  10286            New York, New York  10286
                 Attention:                            Attention:

                                    BY FACSIMILE:
                             (Eligible Institutions Only)
                                    (212) 815-6213

                                CONFIRM BY TELEPHONE:
                                    (800) 507-9357

Any questions or requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth below. Requests for additional copies of this Prospectus, the Letter of Transmittal, the Notice of Guaranteed Delivery and other Exchange Offer material may be directed to the Dealer Manager or the Information Agent. Beneficial owners may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Exchange Offer.

                   THE INFORMATION AGENT FOR THE EXCHANGE OFFER IS:

                                  MORROW & CO., INC.
                              445 Park Avenue, 5th Floor
                              New York, New York  10022
                              Toll Free:  (800) 566-9061

                       BANKS AND BROKERAGE FIRMS, PLEASE CALL:
                                    (800) 662-5200

                    THE DEALER MANAGER FOR THE EXCHANGE OFFER IS:

                                  J.P. MORGAN & CO.
                                    60 Wall Street
                              New York, New York  10260
                                    (212) ___-____

Dealer Prospectus Delivery Obligation

     Until 40 days after date of this Prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.

                                       PART II


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article Seventh of the Company's Restated Articles of Incorporation ("Articles") provides, in part, as follows:

"The Corporation shall, to the full extent permitted by applicable law, as from time to time in effect, indemnify any person made a party to, or otherwise involved in, any proceeding by reason of the fact that he or she is or was a director of the Corporation against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him or her in connection with any such proceeding. The Corporation shall pay any reasonable expenses incurred by a director in connection with any such proceeding in advance of the final determination thereof upon receipt from such director of such undertakings for repayment as may be required by applicable law and a written affirmation by such director that he or she has met the standard of conduct necessary for indemnification, but without any prior determination, which would otherwise be required by Washington law, that such standard of conduct has been met. The Corporation may enter into agreements with each director obligating the Corporation to make such indemnification and advances of expenses as are contemplated herein. Notwithstanding the foregoing, the Corporation shall not make any indemnification or advance which is prohibited by applicable law. The rights to indemnity and advancement of expenses granted herein shall continue as to any person who has ceased to be a director and shall inure to the benefit of the heirs, executors and administrators of such a person."

The Company has entered into indemnification agreements with each director as contemplated in Article Seventh of the Articles.

Reference is made to Revised Code of Washington 23B.08.510, which sets forth the extent to which indemnification is permitted under the laws of the State of Washington.

Article IX of the Company's Bylaws contains an indemnification provision similar to that contained in the Articles and, in addition, provides in part as follows:

"SECTION 2. LIABILITY INSURANCE. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is, or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the laws of the State of Washington."

Insurance is maintained on a regular basis (and not specifically in connection with this offering) against liabilities arising on the part of directors and officers out of their performance in such capacities or arising on the part of the Company out of its foregoing indemnification provisions, subject to certain exclusions and to the policy limits.


ITEM 21.  EXHIBITS.

Reference is made to the Exhibit Index on page II-5 hereof.


ITEM 22. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(2) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

(3) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against either of the registrant by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  POWER OF ATTORNEY

The Registrant hereby appoints each Agent for Service named in this Registration Statement as its attorney-in-fact to sign in his or her name and behalf, and to file with the Commission any and all amendments, including post-effective amendments, to this Registration Statement, and each director and/or officer of the Registrant whose signature appears below hereby appoints each such Agent for Service as his or her attorney-in-fact with like authority to sign in his or her name and behalf, in any and all capacities stated below, and to file with the Commission, any and all such amendments.


                                      SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on the 14th day of August, 1998.

                              THE WASHINGTON WATER POWER COMPANY



                              By/s/ T.M. Matthews
                                ------------------------------------------------
                                             T.M. Matthews
                               Chairman of the Board and Chief Executive Officer

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.



          Signature                       Title                   Date
          ---------                       -----                   ----

  /s/ T.M. Matthews                    Principal             August 14, 1998
----------------------------------     Executive Officer
         T.M. Matthews                 and Director
(Chairman of the Board and Chief
    Executive Officer)

   /s/ J.E. Eliassen                   Principal             August 14, 1998
----------------------------------     Financial and
         J.E. Eliassen                 Accounting Officer
 (Senior Vice President, Chief
 Financial Officer and Treasurer)

  /s/ W. Lester Bryan                  Director              August 14, 1998
----------------------------------
          W. Lester Bryan
 (President and Chief Operating
   Officer)

  /s/ David A. Clack                   Director              August 14, 1998
----------------------------------
          David A. Clack

  /s/ Sarah M.R. Jewell                Director              August 14, 1998
----------------------------------
          Sarah M.R. Jewell

  /s/ John F. Kelly                    Director              August 14, 1998
----------------------------------
          John F. Kelly

  /s/ Eugene W. Meyer                  Director              August 14, 1998
----------------------------------
          Eugene W. Meyer

  /s/ Bobby Schmidt                    Director              August 14, 1998
----------------------------------
          Bobby Schmidt

  /s/ Larry A. Stanley                 Director              August 14, 1998
----------------------------------
          Larry A. Stanley


  /s/R. John Taylor                    Director              August 14, 1998
----------------------------------
          R. John Taylor

                                    EXHIBIT INDEX


EXHIBIT    DESCRIPTION
-------    -----------
1(a)       Form of Dealer Manager Agreement for offering of Preferred Stock.+
4(a)*      Restated Articles of Incorporation of the Company as filed August 4,
           1994 (filed as Exhibit 4(a) to Form 10-Q for the quarter ended June
           30, 1994).
4(b)       Form of Articles of Amendment to Restated Articles of Incorporation
           of the Company.
4(c)*      Bylaws of the Company, as amended, May 14, 1998 (filed as Exhibit
           4(a) to Form 10-Q for the quarter ended June 30, 1998).
4(d)       Form of Deposit Agreement between the Company and The Bank of New
           York, as Depositary and form of depositary receipt (attached as exhibit).+
4(e)       Form of stock certificate for the Preferred Stock+
4(f)*      Rights Agreement, dated as of February 16, 1990, between the Company and The Bank of New York as successor Rights Agent (filed as Exhibit
           4(n) to Form 8-K dated February 16, 1990).
5(a)       Opinion and Consent of Paine, Hamblen, Coffin, Brooke & Miller LLP.+
5(b)       Opinion and Consent of Thelen Reid & Priest LLP.+
8          Opinion and Consent of Thelen Reid & Priest LLP as to tax matters
           (contained in Exhibit 5(b)).+
12(a)*     Statement re computation of ratio of earnings to fixed charges and preferred stock dividends (filed as Exhibit 12 to Form 10-Q for the quarter ended June 30, 1998 in File No. 1-3701).
23(a)      Consent of Deloitte & Touche LLP.
23(b)      Consents of Paine, Hamblen, Coffin, Brooke & Miller LLP and Thelen
           Reid & Priest LLP are contained in Exhibits 5(a) and 5(b)
           respectively.+
24         Power of Attorney (included on page II-3 hereof).
99(a)      Form of Letter of Transmittal+
99(b)      Form of Notice of Guaranteed Delivery+
99(c)      Form of Letter from the Dealer Manager to Brokers, Dealers,
           Commercial Banks, Trust Companies and Other Nominees+
99(d)      Form of Letter to Clients for use by Brokers, Dealers, Commercial
           Banks, Trust Companies and Other Nominees+



___________________

*  Incorporated by reference herein.
+  To be filed by amendment.